Exhibit 10.1
Loan And Security Agreement
Dated As Of December 3, 2008
By And Among
National City Bank, as Lender,
and
Youbet.com, Inc.,
United Tote Company,
and
Youbet Services Corporation,
as Borrowers

Table Of Contents

1. Definitions And Terms	1
2. Loans: Disbursements, Interest Rates, Loan Requests And Fees	16
2.1 Loans	16
(A) Revolving Loans	16
(B) Term Loan A	17
2.2 Letters of Credit	17
2.3 Interest Rates and Fees	18
(A) Loan Interest Rates	18
(B) Letter of Credit Fees	18
(C) Closing Fee	18
(D) Non-Utilization Fee	18
2.4 LIBOR Loans	19
2.5 Computation of Interest	20
3. LOANS: GENERAL TERMS	20
3.1 Payments	20
(A) Scheduled Payments	21
(B) Term Loan Mandatory Prepayments	21
(C) Revolving Loan Mandatory Payments	21
(D) Prepayment Premium	21
3.2 Late Payment Provision	21
3.3 Notes	21
3.4 One Loan	21
3.5 Use of Loan Proceeds	22
3.6 Representation and Warranty	22
3.7 Authorization to Disburse	22
3.8 Payment of Costs, Fees and Expenses	22
3.9 Debit of Accounts	22
3.10 Application of Payments	22
3.11 Co-Obligor Provisions	23
4. COLLATERAL: GENERAL TERMS	24
4.1 Grant of Security Interest	24
4.2 Supplemental Documentation	25
4.3 Inspections and Verifications	25
4.4 Liens/Collateral Locations	26
4.5 Endorsement	26
4.6 Account Earnings Credit	26
4.7 Assignment of Competing Security Interest	26
4.8 Special Collateral	27
4.9 No Custom or Waiver	27
4.10 Lien on Realty	27
5. COLLATERAL: ACCOUNTS	27
5.1 Eligible Accounts	27
5.2 Notice of Ineligible Accounts	29
5.3 Additional Representations, Warranties and Covenants	29
5.4 Revolving Loans	30
5.5 Verification of Accounts	30
5.6 Reserved	30
5.7 Notice Regarding Disputed Accounts	30
5.8 Attorney and Agent-In-Fact	30

6. COLLATERAL: INVENTORY	31
6.1 Eligible Inventory	31
6.2 Representations, Warranties and Covenants	31
6.3 Sale of Inventory	31
6.4 Responsibility for Inventory	31
7. EQUIPMENT	32
7.1 Representations, Warranties and Covenants	32
7.2 Maintenance of Equipment	32
7.3 Evidence of Ownership	32
7.4 Records and Schedules of Equipment	32
7.5 Eligible Equipment	32
8. INSURANCE AND TAXES	32
8.1 Insurance	32
8.2 Taxes	33
9. REPRESENTATIONS, WARRANTIES AND COVENANTS: GENERAL	34
9.1 Representations and Warranties	34
(A) Organization and Qualification	34
(B) Company Power and Authority	34
(C) No Violation of Law	34
(D) Title to Collateral	34
(E) Solvency	34
(F) Litigation	34
(G) Indebtedness	34
(H) Government Contracts	34
(I) Adequate Assets/Trademarks/Copyrights/Patents	35
(J) Good Standing	35
(K) Burdensome Agreements	35
(L) Violation of Law/Compliance with Laws	35
(M) Breach of Other Loan Documents	35
(N) Financial Information	35
(O) Material Adverse Effect	35
(P) Change of Corporate Name or Structure	35
(Q) Capital Structure	36
(R) Pension Plans	36
(S) Labor Relations	36
(T) Trade Relations	36
(U) Environmental Matters	36
(V) Encumbrances	36
(W) Levies and Attachments	36
(X) Receiver, Trustee or Assignee	36
(Y) Surety	36
(Z) Affiliate Transactions	37
(AA) Commercial Tort Claims	37
9.2 Covenants	37
(A) Organization and Qualification	37
(B) No Violation of Law	37
(C) Title to Collateral	37
(D) Solvency	37
(E) Adequate Assets/Trademarks/Copyrights/Patents	37
(F) Good Standing	37
(G) Violation of Law	38

-ii-

(H) Breach of Other Loan Documents	38
(I) Financial Statements	38
(J) Material Adverse Change	38
(K) Change of Corporate Name or Structure	38
(L) Pension Plans	38
(M) Notices to Lender	39
(N) Landlord and Storage Agreements	39
(O) Subordinations	39
(P) Environmental Matters	39
(Q) Commercial Tort Claims	39
(R) Rate Hedging	40
9.3 Negative Covenants	40
(A) Additional Encumbrances	40
(B) Levies and Attachments	40
(C) Reserved	40
(D) Mergers and Acquisitions	40
(E) Ordinary Course of Business	40
(F) Investments/Loans/Subsidiaries	40
(G) Surety	40
(H) Capital Structure	40
(I) Encumbrance or Sale	40
(J) Reserved	41
(K) Indebtedness	41
(L) Restricted Payments	41
(M) Constituent Documents/Fiscal Year End	41
(N) Affiliate Transactions	41
9.4 Financial Covenants	41
(A) Debt Service Coverage Ratio	41
(B) Leverage Ratio	41
(C) Adjusted EBITDA	41
(D) Capital Expenditures	41
9.5 Financial Reporting	42
10. CONDITIONS PRECEDENT	43
10.1 Conditions to Initial Funding	43
10.2 Conditions to Subsequent Fundings	44
11. EVENT OF DEFAULT; REMEDIES	44
11.1 Events of Default	44
11.2 Cumulative Remedies	46
11.3 Discontinuing Advances	46
11.4 Remedies	46
11.5 Assembling Collateral	47
11.6 Sale of Collateral	47
11.7 Standards for Exercising Remedies	47
12. GENERAL	48
12.1 Bank Accounts	48
12.2 Application of Payments	48
12.3 Additional Representations, Warranties and Covenants	48
12.4 Modification and Assignment of Loan Documents	48
12.5 Waiver of Defaults	49
12.6 Severability	49

-iii-

12.7 Successors and Assigns	49
12.8 Incorporation of Other Agreements; Exhibits; and Schedules	49
12.9 Survival of Termination	49
12.10 Waiver of Notices	50
12.11 Authority to Execute and Borrow	50
12.12 Costs, Fees and Expenses	50
12.13 Binding Agreement; Governing Law	50
12.14 Notices	51
12.15 Release of Claims	51
12.16 Capital Adequacy Charge	51
12.17 Headings	51
12.18 Maximum Interest	52
12.19 Construction	52
12.20 Revival of Liabilities	52
12.21 General Indemnity	52
12.22 Environmental and Safety and Health Indemnity	53
12.23 Other Amounts Deemed Loans	53
12.24 Completion of Loan Agreement and Other Agreements	53
12.25 Further Assurances	53
12.26 Joint and Several Liability	54
12.27 Disclosure of Information	54
12.28 Patriot Act	54
12.29 Merger Clause	54
12.30 SERVICE OF PROCESS	54
12.31 JURISDICTION; VENUE	54
12.32 JURY WAIVER	55
12.33 Counterparts	55

Schedule 1.1(A)	Permitted Liens
Schedule 1.1(B)	Permitted Indebtedness
Schedule 1.1(C)	Permitted Investments
Schedule 4.1	Commercial Tort Claims
Schedule 4.2	Borrower’s Information
Schedule 4.4	Chief Executive Office and Collateral Locations
Schedule 4.11	Real Property Owned by Borrowers
Schedule 9.1(F)	Litigation
Schedule 9.1(O)	Change of Name, State of Formation, Identity, Corporate Structure or Chief Executive Office
Schedule 9.1(Q)	Borrowers and their Subsidiaries’ Corporation Information
Schedule 9.1(S)	Labor Relations

-iv-

Loan And Security Agreement
This Loan and Security Agreement (this “Loan Agreement”) is made and entered into as of December 3 2008, by and among National City Bank, a national banking association (“Lender”), with an office located at One North Franklin, 20th Floor, Chicago, Illinois 60606, Youbet.com, Inc., a Delaware corporation, with its chief executive office located at 5901 De Soto Avenue, Woodland Hills, California 91367 (“Youbet”), United Tote Company, a Montana corporation (“United Tote”), with its chief executive office located at 5901 De Soto Avenue, Woodland Hills, California 91367, and Youbet Services Corporation, a Delaware corporation (“Youbet Services”) (Youbet, United Tote and Youbet Services are each individually a “Borrower” and collectively the “Borrowers”).
W I T N E S S E T H:
WHEREAS, Borrowers desire Lender to provide certain extensions of credit, loans or other financial accommodations to Borrowers (the “Financial Accommodations”); and
WHEREAS, Lender is willing to provide the Financial Accommodations to Borrowers, but solely on the terms and subject to the conditions set forth in this Loan Agreement and the other documents, instruments and agreements executed and delivered pursuant to this Loan Agreement or referenced herein.
NOW THEREFORE, in consideration of the Financial Accommodations, the mutual promises and understandings of Lender and Borrowers set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrowers hereby agree as set forth in this Loan Agreement.
1. Definitions And Terms
The following words, terms or phrases shall have the following meanings:
“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account”, “Document”, “Document of Title”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangibles”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Payment Intangibles”, “Proceeds”, “Supporting Obligations” and “Tangible Chattel Paper”: shall have their respective meanings as set forth in the Illinois Uniform Commercial Code, as amended or restated from time to time.
“Adjusted EBITDA”: shall mean, EBITDA, plus, to the extent deducted from Net Income to determine EBITDA, the sum of (1) expenses accrued for Equity Interest compensation, (2) restructuring charges not to exceed $750,000 in any fiscal year, (3) transaction expenses incurred in connection with the consummation of the Loan Documents, (4) non-cash charges, including compensation expense, and (5) after the sale of United Tote, EBITDA attributable to United Tote.
“Affiliate”: shall mean any Person that directly or indirectly, through one or more intermediaries, owns, controls or is controlled by, or is under common control with, any Borrower. A Person shall be presumed to control a Borrower if such Person is the direct or indirect legal or beneficial owner of more than twenty percent (20%) of the outstanding Equity Interests of such Borrower.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect based upon Borrowers’ Leverage Ratio calculated on a trailing twelve (12) month basis, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Prime Loans shall be the percentage set forth under the column “Prime Margin”, and (iii) the L/C Fee Rate shall be the percentage set forth under the column “L/C Fee Rate”:

		LIBOR	Prime	L/C Fee
Level	Leverage Ratio	Margin	Margin	Rate
I	Greater than or equal to 2.0 to 1.0	375 bps	250 bps	375 bps
II	Greater than or equal to 1.5 to 1.0 but less than 2.0 to 1.0	350 bps	225 bps	350 bps
III	Less than 1.5 to 1.0	325 bps	200 bps	325 bps
The LIBOR Margin, the Prime Margin and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after Borrowers provide or are required to provide the annual and quarterly (for each fiscal quarter, other than the year-end fiscal quarter) financial statements, covenant compliance certificates and other information pursuant to Section 9.5 below, as applicable. Notwithstanding anything contained in this paragraph to the contrary, (a) if Borrowers fail to deliver the financial statements and compliance certificate in accordance with the provisions of Section 9.5, the LIBOR Margin, the Prime Margin and the L/C Fee Rate shall be based upon the level immediately above the level then currently in effect beginning on the date such financial statements and compliance certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and compliance certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; and (c) the initial Applicable Margin as of the date of this Loan Agreement shall be based on Level I until the fifth (5th) Business Day after the Borrowers provide the annual financial statements and covenant compliance certificate pursuant to Section 9.5 below for the period ending December 31, 2008.
“Appraised Value”: shall mean the orderly liquidation value of Borrowers’ Equipment as set forth on an appraisal of Borrowers’ Equipment reasonably acceptable to Lender. Lender shall have the right to obtain a new appraisal of Borrowers’ Equipment from time to time; provided, however, prior to the occurrence and continuation of an Event of Default, not more than one such appraisal shall be obtained by Lender during any consecutive 12 month period. As of the date hereof, no appraisal of Borrowers’ Equipment has been performed by Lender or for Lender’s benefit.
“Board”: shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Base”: shall mean the total, without duplication, of:
(i) up to eighty-five percent (85%) of the face amount of all then existing Eligible Accounts as set forth on the Borrowing Base Certificate delivered by Borrowers to Lender from time to time;
(ii) plus up to fifty-five percent (55%) of the Value of all then existing Eligible Inventory;
(iii) plus, up to the lesser of fifty percent (50%) of the book value or sixty percent (60%) of the Appraised Value of Borrower’s Eligible Equipment;
(iv) plus 100% of Borrowers’ cash, excluding cash deposits made by Borrowers’ customers and any other cash for which Borrowers’ use is restricted;
(v) less, such other reserves as Lender may establish from time to time in its sole reasonable discretion.
“Borrowing Base Certificate”: shall mean the certificate summarizing the Borrowing Base delivered from time to time by Borrowers to Lender in accordance with the terms of this Loan Agreement, in form and substance acceptable to Lender, which shall, among other things, certify to Lender each Borrower’s state of formation.
“bps”: shall mean basis points per annum.
“Business Day”: shall mean any day other than a Saturday, a Sunday or (1) with respect to all matters, determinations, fundings and payments in connection with LIBOR Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (2) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.
“Capital Expenditures”: shall mean, as to any Person, any and all expenditures of such person for fixed or capital assets, all as determined in accordance with GAAP, except that Capital Expenditures shall not (i) include expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance, (ii) expenditures made with the net cash proceeds of Permitted Dispositions, (iii) expenditures to the extent that they are actually paid for by a third party and for which no Borrower has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or other person (whether before, during or after such period), (iv) expenditures for capitalized software costs, but only to the extent such costs are less than or equal to $750,000 during any Fiscal Year and thereafter only the excess shall be included hereunder, and (v) Capitalized Lease Obligations.
“Capital Lease”: shall mean a capitalized lease of real or personal property, or conditional sale or other title retention agreement, as determined in accordance with GAAP, whether or not the rights and remedies of the lessor, seller or lender thereof are limited to repossession of the property giving rise to such obligations or liabilities.
“Capitalized Lease Obligations”: shall mean all obligations or liabilities created or arising under any Capitalized Lease.

“Cash Equivalents”: shall mean, at any time, (A) any evidence of Indebtedness with a maturity date of 360 days or less fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof, (B) certificates of deposit or bankers’ acceptances with a maturity of 360 days or less issued or guaranteed by or placed with, or time or demand deposits maintained with, any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000, (C) commercial paper (including variable rate demand notes) with a maturity of 360 days or less issued by a Person (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc (“S&P”) or at least P-1 by Moody’s Investors Service, Inc. (“Moody’s”), (D) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (A) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000, (E) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 30 days or less from the date of acquisition; provided, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985, (F) investments in securities with maturities of 365 days or less from the date of acquisition thereof fully guaranteed or insured by the full faith and credit of any state or commonwealth of the United States of America, or by any political subdivision or taxing authority thereof, and with a rating of AA or higher by S&P and Aa2 or higher by Moody’s, (G) marketable corporate debt securities issued by Persons with a rating of AA or higher by S&P and Aa2 or higher by Moody’s, and (H) investments in money market funds and mutual funds which invest all of their assets in securities of the types described in clauses (A) through (G) above.
“Change in Control”: shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Youbet; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Youbet by Persons who were neither (i) nominated by the board of directors of Youbet nor (ii) appointed by directors so nominated; or (c) Youbet shall cease to own, free and clear of all Liens or other encumbrances, 100% of each of its Subsidiaries on a fully diluted basis, other than (i) United Tote, provided United Tote is sold in accordance with the terms hereof, and (ii) Subsidiaries with no operations or assets, other than de minimus assets.
“Charges”: shall mean all national, federal, state, county, city, municipal or other governmental, including, but not limited to, any instrumentality, division, agency, body or department thereof, taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to the Collateral, the Liabilities, each Borrower’s business, ownership or use of any of its assets, or each Borrower’s income or gross receipts.
“Collateral”: shall have the meaning ascribed to such term in Section 4.1 below.
“Collateral Disposition Proceeds”: shall have the meaning set forth in Section 3.1(B) below.
“Constituent Documents”: shall mean, for each Borrower, as applicable, such Borrower’s articles or certificate of incorporation, formation or organization, by-laws, operating agreement, limited partnership agreement, general partnership agreement and any other similar documents, agreements or certificates relating to such Borrower’s legal formation and governance.

“Control”: means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covenants”: shall mean all now existing and hereafter arising covenants, duties, obligations and agreements of Borrowers or any Borrower to and with Lender, whether pursuant to this Loan Agreement, the Other Agreements or otherwise.
“Debt Service Coverage Ratio”: shall mean, with respect to any period, the ratio of (1) Adjusted EBITDA, to (2) the sum of (A) Capital Expenditures (other than Capital Expenditures financed with the proceeds of purchase money Indebtedness or Capital Leases to the extent permitted hereunder), (B) dividends paid in cash, (C) taxes paid in cash, and (D) Fixed Charges, all as determined for Borrowers on a consolidated basis in accordance with GAAP.
“Default Rate”: shall mean, for each Loan, two percent (2%) per annum in excess of the otherwise applicable interest rate for such Loan, and for all other Liabilities, shall mean two percent (2%) per annum in excess of the Prime Rate.
“Designated Person”: for each Borrower, shall mean any officer of such Borrower and any other Person designated in writing by any Borrower to Lender as a “Designated Person”.
“EBITDA” means, for any period, (1) Net Income for such period, (2) plus, to the extent deducted in determining such Net Income, the sum of Interest Expense, net income tax expense, depreciation and amortization, all as determined for Borrowers on a consolidated basis in accordance with GAAP.
“Eligible Accounts”: shall have the meaning ascribed to such term in Section 5.1 below.
“Eligible Equipment”: shall mean Equipment which (1) is owned by a Borrower, (2) is subject to a first priority security interest in favor of Lender, subject only to the liens set forth in clauses (1) through (4) in the definition of Permitted Liens, (3) is in good condition and working order, ordinary wear and tear excepted, and (4) does not constitute Fixtures.
“Eligible Inventory”: shall have the meaning ascribed to such term in Section 6.1 below.
“Environmental Laws”: shall mean all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, as may be amended from time to time, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Clean Water Act, the River and Harbor Act, Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the SuperFund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, state and federal superlien and environmental clean up programs and laws, and U.S. Department of Transportation regulations.

“Equity Interests”: shall mean any and all shares and other equity and ownership interests, however designated, of or in a Person, whether or not voting, including, but not limited to, common stock, warrants, membership interests, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.
“ERISA”: shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.
“Event of Default”: shall have the meaning ascribed to such term in Section 11.1 below.
“Excluded Accounts”: shall mean segregated deposit accounts maintained by Youbet which only hold deposits made by Youbet’s customers and which are required to remain unencumbered by applicable federal, state or local law.
“Financials”: shall mean all year-end financial statements, projections, interim financial statements, tax returns, reports and similar documentation, together with all information previously delivered by Borrowers to Lender and the documents described in Section 9.5 below, individually or collectively.
“Fiscal Year”: shall mean each twelve (12) month accounting period of Borrowers which ends on December 31 of each year.
“Fixed Charges”: means, for any period, the sum of, without duplication, (1) Interest Expense, plus (2) scheduled or required payments of principal on Indebtedness, including, without limitation, scheduled payments on Capital Leases, but excluding Revolving Loan payments, each as paid or payable for such period and all as determined for Borrowers in accordance with GAAP. For purposes of clarification, payments under operating leases shall not be deemed Fixed Charges.
“Foreign Subsidiary”: means any Subsidiary that is not organized under the laws of the United States or any state or commonwealth of the United States.
“Funded Debt”: means all outstanding loan balances under this Loan Agreement and the principal amount of all other interest bearing Indebtedness for borrowed money with any other lender (including Capital Leases).
“GAAP”: shall mean generally accepted accounting principles consistently applied from time to time.
“Governmental Authority”: shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guaranty”: shall mean that certain Guaranty of even date herewith executed and delivered by UT Gaming to Lender, as amended or restated from time to time.
“Hazardous Substances”: shall have the meaning set forth in 42 USC § 9601(14), 42 USC § 9601(33) and 42 USC § 6991(8) or any state or local counterpart Environmental Law.

“Indebtedness”: shall mean all of Borrowers’ or any Borrower’s liabilities, obligations and indebtedness to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed, or otherwise, heretofore, now or hereafter owing, due, or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law, or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes (1) the Liabilities, (2) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance, or security interest upon property owned by a Borrower, even though such Borrower has not assumed or become liable for the payment thereof, (3) all obligations or liabilities created or arising under any leases of real or personal property, or conditional sale or other title retention agreement with respect to property used and/or acquired by a Borrower, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, and (4) all unfunded pension fund obligations and liabilities.
“Indemnified Liabilities”: shall have the meaning ascribed to such term in Section 12.21 below.
“Indemnitees”: shall have the meaning ascribed to such term in Section 12.21 below.
“Intellectual Property”: shall mean, without limitation, any and all of the following in any jurisdiction throughout the world, whether registered or unregistered, in whatever form or medium (whether now known or hereafter created): (1) inventions (whether patented, patentable or unpatentable and whether or not reduced to practice), discoveries, improvements, patents, patent applications, patent rights, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions, allowances, adjustments and reexaminations thereof; (2) trade secrets, confidential information, proprietary rights, know how, mask work rights, design rights, research, processes, procedures, methods, technologies, techniques, formulae and compounds; (3) works of authorship (whether published or unpublished), copyrights, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; (4) trademarks, source designators, service marks, trade dress, trade names, logos, slogans, corporate names, assumed names, and domain names, together with all goodwill associated with each of the foregoing; (5) software, source code, executable code, data, databases and websites; (6) developments, revisions or improvements invented, conceived, created, discovered, developed, authored or devised, in whole or in part, individually or in collaboration with any other person or entity; (7) all other intellectual, intangible, industrial and proprietary property or rights; and (8) goodwill, licenses, applications, registrations, renewals, derivative works, translations, adaptations, causes of action, and rights to receive income, royalties, damages and payments for past, present and future infringements related to the foregoing.
“Intellectual Property Security Agreement”: shall mean that certain Intellectual Property Security Agreement of even date herewith executed and delivered by Borrowers to Lender, as amended or restated from time to time.
“Interest Expense”: shall mean, with reference to any period, total interest expense (including that attributable to Capitalized Lease Obligations) of Borrowers for such period with respect to all outstanding Indebtedness of Borrowers (including all Liabilities and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Rate Management Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated for Borrowers for such period in accordance with GAAP.

“Interest Period”: shall mean the period commencing on the date a LIBOR Loan is made and ending, as selected by Borrowers, one month, two months or three months thereafter.
“Letters of Credit”: shall mean any letters of credit which are now or at any time hereafter issued by Lender at the request of and for the account of any Borrower.
“Letter of Credit Backstop”: shall mean, in respect of any Letter of Credit, unencumbered, unrestricted cash collateral deposited with Lender to satisfy any obligation of any Borrower in respect of such Letter of Credit, in each case, in an amount equal to 103% of the undrawn face amount of such Letter of Credit.
“Letter of Credit Obligations”: shall mean the sum of the aggregate outstanding face amount available to be drawn under all of the Letters of Credit, plus the aggregate outstanding face amount of any unpaid drafts presented under any of the Letters of Credit.
“Leverage Ratio”: shall mean, as of the last day of any period, the ratio of (1) Borrowers’ consolidated Funded Debt, less, to the extent included in consolidated Funded Debt, the amount outstanding under the Restricted Note, as of the last day of such period, to (2) Adjusted EBITDA for the applicable period, all as determined for Borrowers on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, if any amount remains outstanding under the Restricted Note from and after June 1, 2009, such amount shall not be subtracted from Funded Debt for purposes of determining Leverage Ratio from and after such date.
“Liabilities”: shall mean any and all obligations, liabilities, indebtedness, Rate Management Obligations, fees, costs and expenses, now or hereafter owed or owing by Borrowers or any Borrower to Lender, including, but not limited to, all principal, interest, debts, claims and indebtedness of any and every kind and nature, howsoever created, arising or evidenced, whether primary or secondary, direct or indirect, absolute or contingent, insured or uninsured, liquidated or unliquidated, or otherwise, and whether arising or existing under written or oral agreement or by operation of law, together with all costs, fees and expenses of Lender arising hereunder, including, but not limited to, (1) the indebtedness evidenced by the Notes, (2) reasonable attorneys’ and paralegals’ fees or charges relating to the preparation of this Loan Agreement and the Other Agreements and the enforcement of Lender’s rights and remedies pursuant to this Loan Agreement and the Other Agreements, and (3) all liabilities and obligations arising under or in connection with Rate Management Agreements.
“LIBOR Loan”: shall mean all or any portion of a Loan subject to a single Interest Period which bears interest at the LIBOR Rate plus the Applicable Margin.
“LIBOR Rate”: means, with respect to any LIBOR Loan borrowing for any Interest Period, the interest rate determined by Lender by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the “Page”), to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBOR Rate is available to Lender, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by Lender to be the rate at which Lender offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. Each determination of the LIBOR Rate made by Lender shall be conclusive and binding on Borrowers absent manifest error.

“Loan or Loans”: shall mean, individually and collectively, the Revolving Loan, Term Loan A and any other loans provided by Lender to the Borrowers from time to time.
“Loan Documents”: shall mean this Loan Agreement, as amended, renewed, restated or replaced from time to time, together with the Other Agreements.
“Material Adverse Effect”: means a material adverse effect on (1) the business, assets, operations, or financial condition of the Obligors taken as a whole, including, without limitation, the existence of any claims, litigation, arbitration proceedings or governmental proceedings pending or known to be threatened against any Borrower which could reasonably be expected to cause any such material adverse effect, (2) the ability of any Obligor to perform any of its obligations under the Loan Documents to which it is a party, (3) the Collateral, or the Lender’s liens on the Collateral or the priority of such liens, or (4) the rights of or benefits available to the Lender thereunder.
“Maximum Revolving Loan”: shall initially mean an amount equal to Five Million and no/100 Dollars ($5,000,000.00).
“Minimum Adjusted EBITDA Benchmark”: shall mean $10,000,000.00 as of the last day of each fiscal quarter; provided, however, if Borrowers’ outstanding Funded Debt is less than $7,500,000 at all times during a fiscal quarter, but greater than or equal to $5,000,000 at all times during such fiscal quarter, then the Minimum Adjusted EBITDA Benchmark for the twelve (12) month period ending as of the last day of such fiscal quarter shall be $7,500,000; provided, further, if Borrowers’ outstanding Funded Debt is less than $5,000,000 at all times during a fiscal quarter, then the Minimum Adjusted EBITDA Benchmark for the twelve (12) month period ending as of the last day of such fiscal quarter shall be $5,000,000.
“Multiemployer Plan”: shall have the meaning ascribed to such term in Section 4001(a)(3) of ERISA.
“Net Income”: shall mean the net income (or loss) of Borrowers determined on a consolidated basis in accordance with GAAP.
“Notes”: shall mean, respectively, each of and collectively, the Revolving Note and Term Note A.
“Obligor”: shall mean each Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities or has provided collateral to secure all or any portion of the Liabilities.
“Other Agreements”: shall mean all agreements, instruments and documents, including, but not limited to, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrowers, any Borrower or any other Person and delivered to Lender in connection with the Liabilities or any of the transactions contemplated herein, together with any amendments, modifications, extensions or renewals thereto, including, but not limited to, the documents, instruments and agreements described in Section 10.1(A) of this Loan Agreement and all Rate Management Agreements.

“Permitted Acquisition”: shall mean the acquisition of any Person, business, division, or specified group of assets by any Borrower, provided that each of the following conditions is met with respect to any such acquisition:
(a) immediately prior to and after giving effect to such acquisition, no Unmatured Event of Default or Event of Default shall then exist, and the Borrowers shall have delivered to Lender a statement certified by the principal financial or accounting officer of Borrowers to the effect that immediately prior to and after giving effect to such acquisition, no Unmatured Event of Default or Event of Default exists and attaching, in reasonable detail, computations evidencing on a pro forma basis compliance (on a consolidated basis) with the financial covenants contained in Section 9.4, immediately prior to and after giving effect to such acquisition;
(b) (i) with respect to acquisitions which are not in the same line of business as (or a line of business substantially similar to) the line of business of Borrowers or any of their Subsidiaries or such business is not complimentary or ancillary thereto, (A) the aggregate consideration paid or to be paid by Borrowers shall not, without the prior written consent of Lender, exceed $15,000,000 as to all such acquisitions during the time from the date of this Loan Agreement through the Revolving Loan Termination Date, and (B) 100% of the acquisition costs and expenses, including the purchase price thereof and all professional fees, broker fees, taxes and other expenses, shall be satisfied from cash equity contributions provided by Youbet’s Equity Interest holders; (ii) with respect to acquisitions which are in the same line of business as (or a line of business substantially similar to) the line of business of Borrowers or any of their Subsidiaries or such business is complimentary or ancillary thereto, and 100% of the acquisition costs and expenses, including the purchase price thereof and all professional fees, broker fees, taxes and other expenses, is satisfied from cash equity contributions provided by Youbet’s Equity Interest holders, the aggregate consideration paid or to be paid by Borrowers shall not, without the prior written consent of Lender, exceed $25,000,000 as to all such acquisitions during the time from the date of this Loan Agreement through the Revolving Loan Termination Date; and (iii) with respect to acquisitions which are in the same line of business as (or a line of business substantially similar to) the line of business of Borrowers or any of their Subsidiaries or such business is complimentary or ancillary thereto, and the acquisition costs and expenses are not provided by Youbet’s Equity Interest holders as set forth in clause (ii) of this paragraph, the aggregate consideration paid or to be paid in cash by Borrowers shall not, without the prior written consent of Lender, exceed $1,000,000 as to all such acquisitions during the time from the date of this Loan Agreement through the Revolving Loan Termination Date;
(c) either (i) such acquisition is the acquisition of assets which would be deemed Collateral pursuant to this Loan Agreement and Lender shall concurrently with the closing of the acquisition be granted a perfected, first priority security interest therein (subject only to Permitted Liens) or (ii) such acquisition involves the purchase of the Equity Interests of a Person and each of the following conditions is met:
(A) such acquisition is the acquisition of one hundred percent (100%) of each of the Equity Interests, including all voting Equity Interests, of such Person; and

(B) contemporaneously with the occurrence of such acquisition, such Borrower shall (1) cause such acquired Person to guaranty all of the Liabilities hereunder pursuant to a guaranty in form and substance satisfactory to Lender in its sole discretion, which such guaranty shall be a Loan Document hereunder, or at Lender’s option, cause such acquired Person to become a Borrower hereunder pursuant to a joinder agreement in form and substance satisfactory to Lender, (2) cause such acquired Person to take all steps as may be necessary or advisable in the opinion of Lender to grant to Lender a first priority, perfected security interest (subject only to Permitted Liens) in all of its assets which would be deemed Collateral pursuant to this Loan Agreement as collateral security for such guaranty, pursuant to security documents, pledges and other documents in form and substance satisfactory to Lender, each of which documents shall be Loan Documents hereunder, and (3) cause such Person to deliver to Lender (y) evidence of proper or similar corporate authorization and (z) if requested by Lender, legal opinions with respect to each of the matters and documents set forth in this clause (C), in each case, in form and substance satisfactory to Lender; and
(d) such acquisition shall not have been hostile and shall have been approved by the board of directors (or equivalent managing board) of the Person so acquired.
“Permitted Dispositions”: shall mean each of the following: (1) sales of Inventory in the ordinary course of business, (2) the sale or other disposition of (i) Equipment that is substantially worn, damaged or obsolete or surplus or (ii) Equipment having a book value not in excess of $100,000 for all such Equipment disposed of under this clause (2)(ii) in any Fiscal Year of any Borrower or as Lender may otherwise agree, (3) any arm’s length sale for cash of an investment to the extent such investment is permitted by Section 9.3(D) hereof, (4) any arm’s length sale, assignment or transfer, or any abandonment of Intellectual Property that is immaterial, unnecessary, or no longer used or useful in the ordinary course of business, (5) the licensing, on a non-exclusive basis, of Intellectual Property in the ordinary course of business, (6) the termination, surrender or sublease of a lease of real property of the Borrower in the ordinary course of business, (7) transfers of assets among the Borrowers, (8) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower, (9) the sale, lease or other disposition of assets in the aggregate by the Borrowers not to exceed $100,000 per Fiscal Year, (11) an arm’s length sale of all or a portion of the Equity Interests of United Tote, and (12) other sales or dispositions of assets approved by Lender in its sole discretion.
“Permitted Indebtedness”: shall mean (1) existing Indebtedness set forth and described in the most recent Financials delivered to Lender; (2) trade payables arising in the ordinary course of each Borrower’s business; (3) other Indebtedness of Borrowers incurred in the ordinary course of Borrowers’ businesses as presently conducted that are not (a) past due, or (b) incurred through the borrowing of money or the obtaining of credit; (4) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies that is incurred in the ordinary course of Borrowers’ businesses as presently conducted and is not past due; (5) Indebtedness in respect of employee benefit plans and programs that is incurred in the ordinary course of Borrowers’ businesses as presently conducted and is not past due; (6) the Subordinated Debt; (7) Indebtedness arising under operating leases, provided that the total operating lease payments for any Fiscal Year shall not exceed $1,500,000; (8) Capitalized Lease Obligations and other purchase money Indebtedness arising to finance the purchase of Equipment and purchase money mortgages on real property, provided that Borrowers shall not incur Indebtedness in connection with purchase money financing (whether for personal property or real property) and Capital Leases in excess of $1,125,000 outstanding at any time; (9) the Liabilities; (10) the Indebtedness of any Borrower to any other Borrower; (11) unsecured

Indebtedness of any Borrower consisting of Subordinated Debt arising after the date hereof to any third person (but not to any other Borrower); provided, that each of the following conditions is satisfied as determined by Lender in good faith: (a) Lender shall have received not less than ten days’ prior written notice of the intention of such Borrower to incur such Subordinated Debt, which notice shall set forth in reasonable detail reasonably satisfactory to Lender the amount of such Subordinated Debt, the person or persons to whom such Subordinated Debt will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Lender may reasonably request with respect thereto, (b) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Subordinated Debt, (c) in no event shall the Person to whom such Subordinated Debt will be owed be entitled to receive any cash payments, whether in respect of the principal, interest or otherwise, in satisfaction of all or any portion of such Subordinated Debt prior to the final payment in full of the Liabilities and termination of this Loan Agreement and the Other Agreements; (12) Indebtedness of any Borrower entered into as required by Lender or in the ordinary course of business pursuant to a Rate Management Agreement entered into with Lender; (13) Indebtedness arising pursuant to surety, appeal, bid, customs, statutory, stay, performance and completion guarantees or performance bonds or similar obligations, in each case incurred in the ordinary course of business; (14) Indebtedness of the Borrowers to an insurance company, the proceeds which are used by such Borrower to finance their insurance premiums payable on certain insurance policies maintained by such Borrowers in each case incurred in the ordinary course of business; (15) the Indebtedness set forth on Schedule 1.1(B) and refinancings of such Indebtedness; (16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; (17) Indebtedness under the Restricted Note; (18) Indebtedness representing the guaranty of a Borrower’s Indebtedness by another Borrower, and (19) other Indebtedness not otherwise permitted in this paragraph in an aggregate amount not to exceed $50,000 at any one time outstanding.
“Permitted Investments”: shall mean each of the following: (1) the endorsement of instruments for collection or deposit in the ordinary course of business; (2) investments in cash or Cash Equivalents, (3) the existing equity investments of any Borrower as of the date hereof in its respective Subsidiaries; (4) loans and advances by any Borrower to employees of such Borrower not to exceed the principal amount of $10,000 in the aggregate at any time outstanding for reasonable and necessary relocation expenses of such employees and loans and advances by any Borrower to employees of such Borrower not to exceed the principal amount of $10,000 in the aggregate at any time outstanding for reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employees in connection with their work for such Borrower; (5) equity investments in or loans by a Borrower to a Borrower; (6) the investments in existence on the date hereof and set forth on Schedule 1.1(C) and any extension, modification or renewal of any such investments, but only to the extent not involving additional advances, contributions or other investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such investment as in effect on the date hereof); (7) equity investments in, or loans to, Subsidiaries that are not parties hereto existing as of the date of this Loan Agreement; (8) Permitted Acquisitions; (9) Rate Management Agreements required hereunder or entered into in the ordinary course of business for non speculative purposes; (10) earnest money deposits required in connection with Permitted Acquisitions; (11) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates, amalgamates or merges with or into a Borrower so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation, amalgamation or merger; (12) extensions of trade credit in the ordinary course of business; (13) investments in replacement assets made with Collateral disposition proceeds of insurance or condemnation awards; (14) investments not otherwise permitted hereunder not to exceed $50,000 at any one time; and (15) other investments consented to by Lender in its sole discretion.

“Permitted Liens”: shall mean (1) liens for current taxes and duties not delinquent or for taxes being contested in good faith, by appropriate proceedings which do not involve, in the sole determination of Lender, any material danger of the sale or loss of any of the Collateral and with respect to which Borrowers have provided for and are maintaining adequate cash reserves with Lender in accordance with GAAP; (2) liens in Lender’s favor; (3) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other statutory obligations, provided that such obligations are not past due and owing; (4) zoning restrictions, licenses, covenants, easements, rights of way, restrictions and other similar charges or encumbrances with respect to real property not interfering in any material respect with the ordinary conduct of each Borrower’s business; (5) subject to the limitations set forth in the definition of “Permitted Indebtedness”, liens arising in connection with Capital Leases and purchase money financing (and attaching only to the Equipment being leased or financed); (6) carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s, construction builders’, landlords’ and other like liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than seventy-five (75) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any lien securing such obligation; (7) pledges and deposits of cash by any Borrower after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), government contracts, statutory obligations, self-insurance or reinsurance obligations, and other similar obligations in each case in the ordinary course of business; (8) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower located on the premises of such Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower and the precautionary UCC financing statement filings in respect thereof; (9) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; (10) statutory or common law liens or rights of setoff of depository banks with respect to funds of the Borrowers at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the Deposit Accounts maintained by such Borrowers, at such banks (but not any other Indebtedness or obligations); (11) pledges and deposits of cash after the date hereof to secure obligations under appeal bonds or as otherwise required in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose; (12) liens in favor of an insurance company to secure Indebtedness of the Borrowers permitted under clause (14) of the definition of Permitted Indebtedness hereof to finance their insurance premiums solely encumbering the insurance policy financed by such Indebtedness and maintained by such Borrower in the ordinary course of business; (13) liens arising from precautionary UCC filings regarding operating leases or the consignment of goods to a Borrower; (14) voluntary liens on assets in existence at the time such assets are acquired pursuant to a Permitted Acquisition; provided such liens are not incurred in contemplation of such Permitted Acquisition; (15) liens constituting the licensing of Intellectual Property by Borrowers in the ordinary course of Borrowers’ business; and (16) the security interests and liens listed on Schedule 1.1(A) attached hereto and refinancings that include such security interests and liens and which do not involve any additional Indebtedness.

“Person”: shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government, whether federal, state, county, city, municipal or otherwise, including, but not limited to, any instrumentality, division, agency, body or department thereof.
“Plan”: shall mean an employee benefit plan now or hereafter maintained for employees of Borrowers that is covered by Title IV of ERISA.
“Prime Rate”: shall mean a rate per annum equal to the prime rate of interest announced from time to time by Lender (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
“Prime Loan”: shall mean all or the portion of any Loan which bears interest at the Prime Rate plus the Applicable Margin.
“Prohibited Transaction”: shall mean any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.
“Rate Management Agreement”: means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between one or more Borrowers and Lender or any affiliate of Lender, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.
“Rate Management Obligations”: means any and all obligations of any one or more Borrowers to Lender or any affiliate of Lender, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.
“Reportable Event”: shall mean any of the events set forth in Section 4043(b) of ERISA.
“Restricted Note”: shall mean that certain promissory note dated as of February 10, 2006, issued by Youbet to UT Group, LLC in the principal amount of $3,200,000.
“Restricted Payments”: shall mean any of the following: (1) any dividend, distribution or return of capital to any shareholder, member or other owner of any Equity Interests in a Borrower, or any other payment or delivery of property or cash to any of Borrowers’ shareholders, members or other Equity Interest owners, or any redemption, retirement, purchase or other acquisition of all or any portion of the Equity Interests of any Borrower, (2) any distribution, loan, or advance to any Affiliate, employee, officer, director, shareholder, member or manager of any Borrower, (3) any management fee payments and distributions, and (4) any payments made in satisfaction of all or any portion of the Restricted Note.

“Revolving Loan”: shall mean, individually and collectively, the loans provided by Lender from time to time to Borrowers pursuant to Section 2.1(A) below.
“Revolving Loan Termination Date”: shall mean November 30, 2010.
“Revolving Note”: shall mean that certain Revolving Note of even date herewith executed and delivered by Borrowers to Lender in a maximum aggregate principal amount not to exceed $5,000,000.00, as amended, renewed, restated or replaced from time to time.
“Special Collateral”: shall mean that portion of the Collateral evidenced by Chattel Paper, Instruments or Documents.
“Stock Pledge Agreement”: shall mean that certain Stock Pledge Agreement of even date herewith executed and delivered by UT Gaming to Lender, as amended or restated from time to time.
“Subordinated Debt”: shall mean Borrowers’ Indebtedness which is subordinated to the payment of all of the Liabilities to Lender pursuant to a written subordination agreement in form and substance acceptable to Lender, which subordination agreement specifically states that such Borrowers’ Indebtedness is Subordinated Debt under this Loan Agreement.
“Subsidiary”: shall mean any Person who is under the direct or indirect ownership or control of any Borrower.
“Supplemental Documentation”: shall have the meaning set forth in Section 4.2 below.
“Tax”: shall mean, in relation to any LIBOR Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by Borrowers to Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Lender.
“Test Period”: shall mean a trailing twelve (12) month period ending as of the last day of each of Borrowers’ fiscal quarters.
“Term Loan A”: shall have the meaning set forth in Section 2.1(B) below.
“Term Loans”: shall mean, Term Loan A and any other term loans provided by Lender to Borrowers under this Loan Agreement, as amended from time to time.
“Term Note A”: shall mean that certain Term Note A of even date herewith executed and delivered by Borrowers to Lender in the original principal amount of Ten Million and no/100 Dollars ($10,000,000.00), as amended, renewed or restated from time to time.
“Unmatured Event of Default”: shall mean the occurrence or existence of any event or condition which with notice, lapse of time or both would constitute an Event of Default.
“UT Gaming”: shall mean UT Gaming, Inc., a Delaware corporation.
“Value”: shall mean, from time to time, the lesser of (1) Borrowers’ cost of Inventory determined on a weighted average basis, or (2) the current market value of Borrowers’ Inventory, as may be determined by Lender in its sole discretion.

1.2 Except as otherwise defined in this Loan Agreement or the Other Agreements, any accounting terms used in this Loan Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Unless the context indicates otherwise, all other words, terms or phrases used herein shall be defined by the applicable definition therefor, if any, in the Uniform Commercial Code as adopted by the State of Illinois from time to time.
2. Loans: Disbursements, Interest Rates, Loan Requests And Fees
2.1 Loans.
(A) Revolving Loans.
(1) Provided that an Unmatured Event of Default or Event of Default does not then exist or would not be created by such Revolving Loan advance, and all of the conditions precedent in Section 10 of this Loan Agreement have been satisfied, from the date hereof through and including the Revolving Loan Termination Date, Lender shall loan to Borrowers on a revolving credit basis up to the Maximum Revolving Loan; provided, however, at no time shall (a) the sum of the outstanding principal amount of the Revolving Loan and Term Loan A, plus the Letter of Credit Obligations exceed the Borrowing Base, and (b) the sum of the outstanding principal amount of the Revolving Loan and the Letter of Credit Obligations exceed the Maximum Revolving Loan. The Revolving Loan shall be evidenced by and repaid in accordance with the Revolving Note. Notwithstanding anything contained in this Loan Agreement or the Other Agreements to the contrary, Lender may, in its reasonable discretion exercised in good faith, change, at any time and from to time, the method of calculating the Borrowing Base, including, but not limited to, reducing advance rates against Eligible Accounts and Eligible Inventory and deducting additional or other reserves from the Borrowing Base.
(2) A request for a Revolving Loan shall be made, or shall be deemed made, in the following manner: (a) Borrowers may give Lender notice of their intention to borrow in accordance with the provisions of this Section 2.1(A), or (b) if any amount required to be paid under this Loan Agreement or the Other Agreements becomes due, such occurrence shall be deemed irrevocably to be a request for a Revolving Loan on the due date in the amount then due and such Revolving Loan advance will be deemed an advance to Borrowers.
(3) Each request for a Revolving Loan, other than LIBOR Loans (the borrowing of which shall be governed by Section 2.4) shall be made by notice, given not later than 11:00 A.M. (Chicago time) on the Business Day of the proposed Revolving Loan, from Borrowers to Lender.
(4) Lender is aware that Borrowers will be seeking an increase in the Revolving Loan commitment of up to $5,000,000 within the first 6 months of 2009. Lender is pleased with the financial performance of Borrowers to date and provided that Borrowers continue to perform satisfactorily, Lender will not unreasonably deny an increase in the Revolving Loan commitment of up to $5,000,000, provided that Borrowers are in compliance with this Loan Agreement.

(B) Term Loan A. Provided that an Unmatured Event of Default or Event of Default does not exist and all of the conditions precedent in Section 10 of this Loan Agreement have been satisfied, Lender shall loan to Borrowers up to the principal amount of Ten Million and no/100 Dollars ($10,000,000.00), which Loan shall be evidenced by and repaid in accordance with Term Note A. Term Loan A may be advanced in not more than 2 draws, with the final draw occurring not later than June 30, 2009. The initial Term Loan A draw shall be in an amount not less than $6,000,000.00. As of the last day of each fiscal quarter from and after December 31, 2008, the amount available to be drawn under Term Loan A shall automatically decrease by an amount equal to the product of (i) the percent obtained by dividing the total undrawn principal amount of Term Loan A (regardless of repayments) as of the last day of each such quarter by $10,000,000, and (ii) One Million Two Hundred Fifty Thousand and no/100 Dollars ($1,250,000.00).
2.2 Letters of Credit.
(A) Provided that an Unmatured Event of Default or Event of Default does not then exist and all of the conditions precedent in Section 10 of this Loan Agreement have been satisfied, Lender may, at any Borrower’s request and for the account of Borrowers, issue one or more Letters of Credit in an aggregate undrawn face amount outstanding at any one time not to exceed the lesser of (1) the Borrowing Base less the outstanding amount of the Revolving Loans and Term Loan A, (2) the Maximum Revolving Loan less the outstanding amount of the Revolving Loans, or (3) Five Hundred Thousand and no/100 Dollars ($500,000.00). The Letters of Credit shall have an expiration date of the earlier of (a) one (1) year from the date of issuance, or (b) the Revolving Loan Termination Date. Borrowers shall reimburse Lender, immediately upon demand, for any payments made by Lender to any Person with respect to any Letter of Credit and until Lender shall be so reimbursed by Borrowers such payments by Lender shall be deemed to be a part of the Revolving Loans. The obligation of Borrowers to reimburse Lender for payments and disbursements made by Lender under or on account of the Letters of Credit shall be absolute and unconditional irrespective of any setoff, counterclaim or defense to payment which Borrowers may have or have had against Lender or such beneficiary, including, but not limited to, any defense based on the failure of such demand for payment to conform to the terms of the Letters of Credit, any non-application or misapplication by such beneficiary of the proceeds of such demand for payment or the legality, validity, regularity or enforceability of the Letters of Credit or any document or contract related to or required to be presented under the terms of the Letters of Credit; provided, however, that Borrowers shall not be obligated to reimburse Lender for any wrongful payment or disbursement made by Lender under or on account of the Letters of Credit as a result of acts or omissions constituting gross negligence, bad faith or willful misconduct on the part of Lender or any of its officers, employees or agents. If any of the terms and provisions set forth in this Section 2.2 contradict or conflict with the terms and provisions of any reimbursement agreement or master letter of credit agreement executed and delivered prior hereto, contemporaneously herewith or hereafter by Borrowers or any Borrower to Lender, the terms of such reimbursement agreement or master letter of credit agreement shall govern and control.
(B) In the event that Lender has issued any Letters of Credit for the account of Borrowers, Lender may, at any time after (1) the occurrence and during the continuation of an Event of Default, (2) this Loan Agreement shall terminate for any reason, (3) the sum of the outstanding principal balance of the Revolving Loan, the outstanding principal balance of Term Loan A and the Letter of Credit Obligations exceeds the Borrowing Base, or (4) the sum of the outstanding principal balance of the Revolving Loan and the Letter of Credit Obligations exceeds the Maximum Revolving Loan, request of Borrowers, and Borrowers shall thereupon deliver to Lender, cash collateral for any Letter of Credit issued for the account of Borrowers. If Borrowers fail to deliver such cash to Lender promptly upon Lender’s request therefor, Lender may, without limiting Lender’s rights or remedies arising from such failure to deliver cash, retain, as cash collateral, cash proceeds of the Collateral in an amount equal to the aggregate undrawn face amount of all Letters of Credit then outstanding. Lender may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Liabilities, including, without limitation, to the payment of any or all of Borrowers’ reimbursement obligations with respect to any Letter of Credit. Pending such application, Lender may (but shall not be obligated to) (a) invest the same in a savings account, under which deposits are available for immediate withdrawal, with Lender or such other bank as Lender may, in its sole discretion select, or (b) hold the same as a credit balance in an account with Lender in any Borrower’s name. Interest payable on any such savings account described in the foregoing sentence shall be collected by Lender and shall be paid to Borrowers as it is received by Lender, less any fees owing by Borrowers to Lender with respect to any Letter of Credit and less any amounts necessary to pay any of the Liabilities which may be due and payable at such time.
2.3 Interest Rates and Fees.
(A) Loan Interest Rates. Borrowers hereby jointly and severally promise to pay interest on the unpaid principal amount of the Revolving Loan and Term Loan A as provided in Section 3.1 below at the floating per annum rate of interest equal to the Prime Rate plus the Applicable Margin for the period commencing on the date such Loans are disbursed until the date such Loans are paid in full. Provided, however, Borrowers shall have the option of borrowing all or a portion of the Revolving Loan or Term Loan A at, or converting the interest rate for all or a portion of the Revolving Loan and/or Term Loan A to, the LIBOR Rate plus the Applicable Margin, in accordance with Section 2.4 below. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the unpaid principal amount of the Loans shall, at Lender’s option bear interest at the Default Rate.
(B) Letter of Credit Fees. For each standby Letter of Credit issued by Lender, Borrowers shall pay to Lender a fee computed on a daily basis equal to the face amount of such Letter of Credit multiplied by the L/C Fee Rate Applicable Margin, payable monthly in arrears on the first day of each month. Prior to the issuance of each documentary Letter of Credit and on each annual anniversary of the issuance thereof, Borrowers shall remit to Lender a Letter of Credit fee at the rate quoted by Lender to Borrowers at the time of issuance. In addition, Borrowers shall pay to and/or reimburse Lender for any costs, fees and expenses incurred by Lender in connection with the application for, issuance of or amendment to any Letter of Credit upon Lender’s demand therefor and any amounts not so paid shall bear interest at the Default Rate until paid.
(C) Closing Fee. Contemporaneously with the initial funding of the Loans, Borrowers shall pay to Lender a fully-earned, non-refundable closing fee in the amount of Two Hundred Twenty-Five Thousand and no/100 Dollars ($225,000.00).
(D) Non-Utilization Fee. From and after the date hereof, Borrowers shall pay to Lender, monthly in arrears on the first Business Day of each month for the immediately preceding month, a non-utilization fee equal to the sum of (1) fifty (50) basis points per annum multiplied by the difference between (a) the average daily Maximum Revolving Loan for the immediately preceding month, and (b) the average daily outstanding balance of the Revolving Loan and the Letter of Credit Obligations during the immediately preceding month, plus, (2) fifty (50) basis points per annum multiplied by the daily average undrawn principal amount of Term Loan A during the immediately preceding month. The non-utilization fee set forth in clause (2) of this Section 2.3(D) shall cease to accrue from and after the date Lender’s commitment to advance Term Loan A terminates. Such fee shall be computed for the actual number of days elapsed on the basis of a three hundred sixty (360) day year.

2.4 LIBOR Loans.
(A) Each LIBOR Loan shall be in the minimum amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00), with increments of One Hundred Thousand and no/100 Dollars ($100,000.00) thereafter. Not more than five (5) nor less than two (2) Business Days prior to the requested date of any borrowing at or conversion to a LIBOR Loan, Borrowers shall deliver to Lender an irrevocable written or telephonic notice setting forth the requested date and amount of such LIBOR Loan, together with the Interest Period applicable thereto. Unless Borrowers notify Lender to the contrary, upon the expiration of any Interest Period for a LIBOR Loan, such LIBOR Loan shall automatically convert to a Prime Loan. Borrowers shall not (x) request a LIBOR Loan for an Interest Period that expires on any date after the repayment date of all or any portion of such LIBOR Loan, (y) request, nor permit to be in effect, more than five (5) LIBOR Loans at any time, nor (z) prepay any LIBOR Loan unless Borrowers pay to Lender all breakage costs incurred by Lender as a result of such prepayment. If Borrowers pay any LIBOR Loan on any day other than the last day of the Interest Period, then Borrowers shall pay to Lender all of Lender’s costs, fees and expenses incurred in connection therewith, including, without limitation, charges or costs associated with changing LIBOR Rates prior to the expiration of their scheduled Interest Period. Lender’s determination of such breakage costs shall be conclusive absent manifest error.
(B) If Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (1) U.S. Dollar deposits of sufficient amount and maturity for funding the LIBOR Loans are not available to Lender in the London Interbank Eurodollar market in the ordinary course of business, or (2) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by Borrowers to be LIBOR Loans or the LIBOR Loans shall not represent the effective pricing to Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as, for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Lender shall promptly notify Borrowers and all existing LIBOR Loans shall convert to Prime Loans upon the end of the applicable Interest Period. Thereafter, no additional LIBOR Loans shall be made until such circumstances are cured.
(C) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any Governmental Authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain LIBOR Loans, then Lender shall promptly notify Borrowers thereof, and the LIBOR Loans shall convert to Prime Loans upon the end of the applicable Interest Period or on such earlier date as required by law. Thereafter, no additional LIBOR Loans shall be made until such circumstance is cured.

(D) If any Regulatory Change (whether or not having the force of law) shall (1) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (2) subject Lender or the LIBOR Loans to any Tax or change the basis of taxation of payments to Lender of principal or interest due from Borrowers to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (3) impose on Lender any other condition regarding the LIBOR Loans or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the LIBOR Loans or to reduce the amount of principal or interest received by Lender hereunder, then Borrowers shall pay to Lender, on demand, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender from such increased cost or reduced amount.
(E) Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Loans free and clear of, and without deduction for, any Taxes. If (1) Lender shall be subject to any Tax in respect of any LIBOR Loans or any part thereof or, (2) Borrowers shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Loans shall be adjusted by Lender to reflect all additional costs incurred by Lender in connection with the payment by Lender or the withholding by Borrowers of such Tax and Borrowers shall provide Lender with a statement detailing the amount of any such Tax actually paid by Borrowers. Determination by Lender of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by Lender is subsequently recovered by Lender, Lender shall reimburse Borrowers to the extent of the amount so recovered. A certificate of an officer of Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.
2.5 Computation of Interest. Interest on the Loans shall be computed for the actual number of days elapsed on the basis of a three hundred sixty (360) day year.
3. LOANS: GENERAL TERMS
3.1 Payments.
(A) Scheduled Payments. Except as otherwise provided in this Loan Agreement or the Other Agreements, that portion of the Liabilities consisting of: (1) the principal portion of the Revolving Loan shall be payable in full by Borrowers to Lender on or before the Revolving Loan Termination Date; (2) the principal portion of Term Loan A shall be repaid as set forth in Term Note A; (3) interest on the Revolving Loan and Term Loan A, other than that portion of the Loans constituting LIBOR Loans, shall be payable by Borrowers to Lender in arrears on the first Business Day of each month, as debited by Lender; (4) interest on each LIBOR Loan shall be payable by Borrowers to Lender on the last day of the applicable Interest Period with respect to such LIBOR Loan, as debited by Lender; (5) all costs, fees and expenses payable pursuant to this Loan Agreement and the Other Agreements shall be payable by Borrowers to Lender, or to such other Persons designated by Lender, on demand; and (6) the balance of the Liabilities, if any, shall be payable by Borrowers to Lender on demand. All such payments to Lender shall be payable at Lender’s principal office in Chicago, Illinois, or at such other place or places as Lender may designate in writing to Borrowers. All such payments to Persons other than Lender shall be payable at such place or places as Lender may designate in writing to Borrowers. All such payments made to Lender shall be paid by Borrowers without offset or other reduction.

(B) Term Loan Mandatory Prepayments. Upon receipt of the proceeds of the sale or other disposition of United Tote or its assets, or any Equipment or real property of any Borrower which is subject to a lien or mortgage in favor of Lender, or if any of the Equipment or real property subject to such lien or mortgage is damaged, destroyed or taken by condemnation in whole or in part, the net proceeds thereof, after deducting all direct expenses incurred in connection with such sale or other disposition (the “Collateral Disposition Proceeds”) shall be paid by Borrowers to Lender as a mandatory prepayment of the Liabilities, such payment to be applied against the remaining installments of principal of the Term Loans in the inverse order of their maturities until the Term Loans are repaid in full, and then against the other Liabilities, as determined by Lender, in its sole discretion. Notwithstanding the foregoing, (i) if no Event of Default then exists and the Collateral Disposition Proceeds for any single occurrence or series of related occurrences as determined by Lender in its sole discretion, is less than $10,000, Borrowers shall not be required to apply such Collateral Disposition Proceeds to the Liabilities, (ii) if no Event of Default then exists, Borrowers shall only be required to make a mandatory prepayment of the Liabilities in an amount equal to 50% of the Collateral Disposition Proceeds from the sale of United Tote or its assets, and (iii) if no Event of Default then exists, Borrowers’ right to receive Collateral Disposition Proceeds arising from casualty insurance with respect to damaged or destroyed Equipment or real property shall not require a mandatory prepayment hereunder and such proceeds shall be made available to Borrowers to repair, restore, rebuild or replace such Equipment or real property, provided the total amount of such Collateral Disposition Proceeds for any such casualty or series of related casualties is less than $2,500,000.
(C) Revolving Loan Mandatory Payments. Borrowers agree that if at any time (1) the aggregate unpaid principal amount of all Revolving Loans plus the outstanding Letter of Credit Obligations shall exceed the Maximum Revolving Loan, or (2) the aggregate unpaid principal amount of all Revolving Loans, plus the unpaid principal amount of Term Loan A, plus the outstanding Letter of Credit Obligations shall exceed the Borrowing Base, then (1) they will forthwith make a mandatory payment of principal in an amount equal to such excess within three (3) days after the occurrence thereof, and such mandatory prepayment shall apply to the amount of the remaining principal of the Revolving Loans.
(D) Prepayment Premium. Except as otherwise provided in this Loan Agreement or any of the Other Agreements with respect to LIBOR Loans or under any Rate Management Agreements or other so-called “swap” agreements relating to such Liabilities, the Borrowers may from time to time prepay the Liabilities at any time, in whole or in part, without premium or penalty. Any prepayment of a Term Loan shall be applied by Lender to the outstanding principal balance of such Term Loan in the inverse order of maturity and shall not reduce the otherwise scheduled payments thereunder until such Term Loan is paid in full.
3.2 Late Payment Provision. If any payment required under this Loan Agreement is ten (10) days or more late, Borrowers will be charged five percent (5.0%) of the regularly scheduled payment or Twenty-Five and no/100 Dollars ($25.00), whichever is greater.
3.3 Notes. Loans made by Lender to Borrowers pursuant to this Loan Agreement may or may not, at Lender’s discretion, be evidenced by notes or other instruments issued or executed and delivered by Borrowers to Lender, including, but not limited to, the Notes. Where such Loans are not so evidenced, such Loans shall be evidenced by entries upon the ledgers, books, records or computer records of Lender maintained for that purpose. Lender’s failure to record any portion of the Liabilities on such books and records shall not limit or otherwise affect the obligations and liabilities of Borrowers to repay the Liabilities due and owing to Lender pursuant to this Loan Agreement and the Other Agreements.
3.4 One Loan. All of the Liabilities shall constitute one loan secured by Lender’s security interest and lien in the Collateral and by all other security interests, liens, mortgages, claims and encumbrances heretofore, now or from time to time hereafter granted by Borrowers to Lender.

3.5 Use of Loan Proceeds. Each Borrower represents, warrants and covenants unto Lender that each Borrower shall use the proceeds of all Loans made by Lender to such Borrower pursuant to this Loan Agreement and the Other Agreements as follows: (A) the initial draw on the Revolving Loan, together with the proceeds of Term Loan A, shall be used to repay in full all loans owed by Borrowers to their existing senior lender and for general purposes, including stock repurchases expressly permitted under this Loan Agreement, (B) from time to time hereafter, the Revolving Loan shall be used to meet Borrowers’ general operating capital needs to the extent consistent with this Loan Agreement, and (C) proceeds of the Loans shall be used solely for general business purposes and consistent with all applicable laws and statutes, including, but not limited to, Illinois Compiled Statutes, Chapter 815, Act 205, Section 4 (815 ILCS 205/4). Each Borrower further represents and warrants to Lender that such Borrower does not and will not at any time hereafter own any margin securities, and that none of the proceeds of the Loans shall be used for the purpose of (1) purchasing or carrying any margin securities, (2) reducing or retiring any indebtedness which was originally incurred to purchase any margin securities, or (3) any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
3.6 Representation and Warranty. Each request for a Loan advance made by Borrowers to Lender pursuant to this Loan Agreement and the Other Agreements shall constitute an automatic representation and warranty by Borrowers to Lender that there does not then exist an Unmatured Event of Default or Event of Default.
3.7 Authorization to Disburse. Each Borrower hereby authorizes and directs Lender to disburse for and on behalf of such Borrower, and for the Borrowers’ account, the proceeds of Loans made by Lender to Borrowers pursuant to this Loan Agreement to such Person or Persons as any Borrower or any Person specified in Paragraph 12.11 of this Loan Agreement shall direct, whether in writing or orally.
3.8 Payment of Costs, Fees and Expenses. Lender, in its discretion, may disburse any or all proceeds of Loans made to Borrowers pursuant to this Loan Agreement or the Other Agreements to pay any costs, fees, expenses or other amounts required to be paid by Borrowers hereunder and not timely paid, or to pay any Person as Lender deems necessary to insure that the security interest and lien granted to Lender in the Collateral shall at all times be a first priority, perfected security interest and lien, subject only to Permitted Liens. All monies so disbursed by Lender shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to Lender on demand.
3.9 Debit of Accounts. Each Borrower hereby authorizes Lender to debit such Borrower’s accounts with Lender for (A) the principal, interest and other costs, fees and expenses arising under or pursuant to this Loan Agreement and the Other Agreements, and (B) all other Liabilities owed to Lender.
3.10 Application of Payments. Any check, draft, wire transfer or similar item of payment by or for the account of Borrowers delivered to Lender on account of the Liabilities shall be applied by Lender to the Liabilities as follows: (A) wire transfers of immediately available funds and other cash deposits will be credited on the day of receipt by Lender, if received by 2:00 P.M. Chicago time, or on the next Business Day if received after 2:00 P.M. Chicago time, and (B) checks and other instruments will be credited by Lender, provided the same is honored by Lender and final settlement thereof is reflected by irrevocable credit to Lender, on account of the Liabilities one (1) Business Day after such check or other instrument is actually received by Lender.

3.11 Co-Obligor Provisions.
(A) Each Borrower is jointly and severally liable for all amounts due to Lender under this Loan Agreement and the Other Agreements, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Lender accounts for such Loans or other extensions of credit on its books and records.
(B) Lender shall not be required or obligated to take any of the following action prior to pursuing any rights or remedies Lender may have against any Borrower: (1) take any action to collect from, or to file any claim of any kind against, any other Borrower, any guarantor, or any other person or entity liable, jointly or severally, for the full and timely performance of the Covenants or the full and timely payment of any of the Liabilities; (2) take any steps to protect, enforce, take possession of, perfect any interest in, foreclose or realize on any collateral or security, if any, securing the Covenants or the Liabilities; or (3) in any other respect, exercise any diligence whatsoever in enforcing, collecting or attempting to collect any of the Liabilities by any means.
(C) Each Borrower unconditionally and irrevocably waives each and every surety defense which would otherwise impair, restrict, diminish or affect any of the Liabilities. Without limiting the foregoing, Lender shall have the exclusive right from time to time without impairing, restricting, diminishing or affecting any of the Liabilities, and without notice of any kind to all Borrowers, to (1) provide additional financial accommodations to Borrowers; (2) accept partial payments on the Liabilities; (3) take and hold collateral or security to secure the Covenants and the Liabilities, or take any other guaranty to secure the Covenants and the Liabilities; (4) in its sole discretion, apply any such collateral or security, and direct the order or manner of sale thereof, and the application of the proceeds thereof; (5) release any guarantor or co-obligor of the Liabilities; and (6) settle, release, compromise, collect or otherwise liquidate the Liabilities or exchange, enforce, sell, lease, use, maintain, impair and release any collateral or security therefor in any manner, without affecting or impairing any of the Liabilities hereunder.
(D) Each Borrower hereby unconditionally waives (1) notice of any default by Borrowers in the full and prompt performance of the Covenants or the full and prompt payment of the Liabilities, and (2) presentment, notice of dishonor, protest, demand for payment and any other notices of any kind.
(E) Each Borrower assumes full responsibility for keeping informed of (1) the financial condition of the other Borrower; (2) the extent of the Liabilities; and (3) all other circumstances bearing upon Borrowers or the risk of non-payment of the Liabilities. Each Borrower agrees that Lender shall have no duty or obligation to advise, furnish or supply such Borrower of or with any information known to Lender, including, but not limited to, the financial condition of the other Borrower, any other circumstances relating to non-payment of the Liabilities or otherwise. If Lender, in its sole discretion, provides any advice or information to any Borrower, Lender shall be under no obligation to investigate the matters contained in such advice or information, or to correct such advice or information if Lender thereafter knows or should have known that such advice or information is misleading or untrue, in whole or in part, or to update or provide any other advice or information in the future.
(F) Each Borrower acknowledges and agrees that it may have a right of indemnification, subrogation, contribution and reimbursement from the other Borrower, Lender or any guarantor of the Liabilities based upon its execution of this Loan Agreement. Each Borrower understands the benefits of having such rights, including, but not limited to, (1) such Borrower’s right to reimbursement from the other Borrower of all monies expended for the payment of the Liabilities; and (2) such Borrower’s subrogation to the rights of Lender after payment of the Liabilities. No Borrower shall exercise any such rights of indemnification, subrogation, contribution or reimbursement from the other Borrower, Lender or any guarantor of the Liabilities prior to the indefeasible payment and satisfaction in full to Lender of the Liabilities.

(G) Each Borrower appoints the other Borrower as its agent for all purposes relevant to this Loan Agreement and the Other Agreements, including, without limitation, the giving and receipt of notices and execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all of the Borrowers or any Borrower acting singly, shall be valid and effective if given or taken only by one Borrower, whether or not the other Borrower joins therein.
4. COLLATERAL: GENERAL TERMS
4.1 Grant of Security Interest. To secure the full and timely payment and performance by Borrowers or any Borrower to Lender of the Liabilities and the Covenants, each Borrower hereby grants to Lender a priority security interest and lien in and right of setoff against all of such Borrower’s assets, personal property, fixtures, rights and interests of such Borrower, whether now existing or owned and hereafter arising or acquired and wherever located, including, without limitation, all of each Borrower’s: (1) Accounts; (2) Goods for sale, lease or other disposition by such Borrower which have given rise to Accounts and have been returned to or repossessed or stopped in transit by such Borrower; (3) contract rights and documents, instruments, contracts or other writings executed in connection therewith, including, but not limited to, all real and personal property lease rights; (4) Chattel Paper, Electronic Chattel Paper, Tangible Chattel Paper, Documents of Title, Instruments, Documents, General Intangibles, Payment Intangibles, Letter of Credit Rights, letters of credit and Supporting Obligations; (5) Intellectual Property and all registrations, licenses, franchises, customer lists, tax refund claims, claims against carrier and shippers, insurance claims, guaranty claims, all other claims, proof of claims filed in any bankruptcy, insolvency or other proceeding, contract rights, choses in action, security interests, security deposits and rights to indemnification; (6) Goods, including, without limitation, Inventory, Equipment, Fixtures, trade fixtures and vehicles; (7) Investment Property; (8) deposits, cash and Cash Equivalents and any property of each Borrower now or hereafter in the possession, custody or control of Lender, whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise; (9) Commercial Tort Claims listed on Schedule 4.1 hereto, as amended from time to time; (10) Deposit Accounts held with Lender or any other depository institution; (11) all other personal property of each Borrower of any kind or nature; and (12) additions and accessions to, substitutions for and replacements, products and cash and non-cash Proceeds of all of the foregoing property, including, but not limited to, Proceeds of all insurance policies insuring the foregoing and all of each Borrower’s books and records relating to any of the foregoing and to each Borrower’s business (all of the foregoing property, together with all other real or personal property of any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Liabilities, is collectively referred to as the “Collateral”); provided, however, that the Collateral shall not include (collectively, the “Excluded Assets”) (a) shares of capital stock of any Foreign Subsidiary that is not a Foreign Subsidiary or capital stock having voting power in excess of 65% of the voting power of all classes of capital stock of a first tier Foreign Subsidiary of any Borrower; (b) Excluded Accounts; or (c) any governmental permit, license or franchise that prohibits liens on or collateral assignments of such permit, license or franchise; provided, further, that (x) upon the ineffectiveness, lapse, cessation or the termination of any provision of any contract, agreement, instrument or indenture, any law or any condition or circumstances, the existence of which caused any asset or personal property to constitute an Excluded Asset hereunder, such asset or personal property shall no longer be considered an “Excluded Asset” hereunder, and (y) “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets). Borrowers shall make appropriate entries upon their financial statements and books and records disclosing Lender’s first position priority security interest and lien in the Collateral.

4.2 Supplemental Documentation. Borrowers shall execute and deliver to Lender, at any time and from time to time, all agreements, instruments, documents and other written matter (the “Supplemental Documentation”) that Lender may reasonably request, in form and substance acceptable to Lender, to perfect and maintain perfected Lender’s first position priority security interest and lien in the Collateral and to consummate the transactions contemplated by this Loan Agreement and the Other Agreements, including, without limitation, all documents required to perfect Lender’s security interest in each Borrower’s vehicles with an aggregate fair market value in excess of $75,000. Each Borrower, irrevocably, hereby makes, constitutes and appoints Lender, and all Persons designated by Lender for that purpose, as such Borrower’s true and lawful attorney and agent-in-fact, to sign the name of such Borrower on the Supplemental Documentation and to deliver such Supplemental Documentation to such Persons as Lender may reasonably elect. Each Borrower hereby irrevocably authorizes Lender at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of such Borrower that (a) indicate the Collateral (1) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (2) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether each Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. Each Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and/or filed by Lender in any jurisdiction prior to the date of this Loan Agreement. Schedule 4.2 attached hereto sets forth each Borrower’s exact legal name, state of organization and organizational identification number.
4.3 Inspections and Verifications. Upon reasonable advance notice, Borrowers shall permit Lender, or any Persons designated by Lender, to call at each Borrower’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from each Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to each Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning each Borrower’s business as Lender may consider reasonable under the circumstances. Lender, at its discretion, will perform field audits and/or fixed asset appraisals on an annual basis, or, if an Event of Default or Unmatured Event of Default then exists, more frequently as determined by Lender. Borrowers shall furnish to Lender such information relevant to Lender’s rights under this Loan Agreement as Lender shall at any time and from time to time request. Upon the occurrence and during the continuation of an Unmatured Event of Default or Event of Default, Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of each Borrower’s Accounts, by mail, telephone, telegraph or otherwise. Each Borrower authorizes Lender to discuss the affairs, finances and business of Borrowers with any officers, employees or directors of any Borrower or with any Affiliate or the officers, employees or directors of any Affiliate, and to discuss the financial condition of Borrowers with Borrowers’ independent public accountants. Any such discussions shall be without liability to Lender or to Borrowers’ independent public accountants. Borrowers shall pay to Lender all reasonable fees and all costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, if not paid within ten days of demand, shall bear interest at the Default Rate.

4.4 Liens/Collateral Locations. Each Borrower represents, warrants and covenants unto Lender that: (A) Lender’s security interest and lien in the Collateral is now and at all times hereafter shall be perfected and have a first priority to the extent that a security interest may be perfected by filing a blanket financing statement, subject to Permitted Liens; (B) except for the Permitted Liens, the Collateral is and shall remain free and clear of all security interests, liens and other encumbrances; (C) each Borrower’s respective chief executive office, all other offices and places of business and the offices and locations where each Borrower keeps the Collateral are at the locations specified on Schedule 4.4; (D) Borrowers shall not remove the Collateral from the locations specified on Schedule 4.4 and shall not keep any of the Collateral (except for Collateral in transit or out for repair in the ordinary course of business) in excess of $250,000 at any other office or location unless Borrowers give Lender five (5) Business Days’ written notice; and (E) the Collateral is and shall remain within the continental United States of America, other than up to $250,000 of Collateral at any one time which may be moved or maintained outside of the continental United States of America. Each Borrower shall provide Lender with five (5) Business Days’ written notice of the opening of any new office or place of business, the closing of any existing office or place of business or delivering any Collateral to a warehouse or other storage facility not listed on Schedule 4.4.
4.5 Endorsement. Each Borrower irrevocably, hereby makes, constitutes and appoints Lender, and all persons designated by Lender for that purpose, as such Borrower’s true and lawful attorney and agent-in-fact to take control of and endorse any Borrower’s name to any of the items of payment or proceeds of the Collateral. After the occurrence and during the continuation of an Event of Default, all such items of payment or proceeds received by Lender shall, unless Lender shall otherwise elect, be deposited into a cash collateral account maintained with Lender over which Lender has sole authority and shall be applied by Lender to the Liabilities.
4.6 Account Earnings Credit. Should Lender’s operating costs relating to Borrowers’ operating accounts and any lockbox exceed the earnings credit rate associated with the account balances in any one month, such deficiency shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to Lender on demand.
4.7 Assignment of Competing Security Interest. Lender, in its discretion, without waiving or releasing any obligation, liability or duty of Borrowers under this Loan Agreement and the Other Agreements or any Unmatured Event of Default or Event of Default, may at any time or times hereafter, but shall not be obligated to do so, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person against the Collateral. All sums paid by Lender in connection therewith and all costs, fees and expenses, including, but not limited to, reasonable attorneys’ fees, court costs, expenses and other charges relating thereto incurred by Lender on account thereof shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to Lender on demand.

4.8 Special Collateral. Immediately upon any Borrower’s receipt of any Special Collateral with an aggregate value of all such Collateral in excess of $50,000, such Borrower shall mark the same to show that such Special Collateral is subject to a first position security interest and lien in favor of Lender and shall deliver the original thereof to Lender, together with an appropriate endorsement or other specific evidence of assignment in form and substance acceptable to Lender.
4.9 No Custom or Waiver. No authorization given by Lender pursuant to this Loan Agreement or the Other Agreements to sell any specified portion of the Collateral or any items thereof, and no waiver by Lender in connection therewith, shall establish a custom or constitute a waiver of the prohibition contained in this Loan Agreement or the Other Agreements against such sales, with respect to any portion of the Collateral or any item thereof not covered by said authorization.
4.10 Lien on Realty. Each Borrower represents and warrants to Lender that such Borrower is not the direct or indirect legal or beneficial owner of any real property, except the real property set forth on Schedule 4.10 hereto. If any Borrower shall acquire at any time or times hereafter an interest in any real property with a value in excess of $250,000 other than as set forth on Schedule 4.10 hereto, such Borrower agrees promptly to execute and deliver to Lender as additional security and Collateral for the Liabilities, deeds of trust, security deeds, mortgages or other collateral assignments satisfactory in form and substance to Lender, and its counsel (herein collectively referred to as “New Mortgages”) covering such real property. Each New Mortgage shall be duly recorded in each office where such recording is required to constitute a valid first lien on the real property covered thereby. Borrowers shall deliver to Lender at Borrowers’ expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Lender insuring Lender as mortgagee; such policies shall be in form and substance satisfactory to Lender and shall insure a valid lien in favor of Lender and the property covered thereby, subject only to those exceptions acceptable to Lender and its counsel. Borrowers shall deliver to Lender such other documents as Lender and its counsel may reasonably request relating to any such New Mortgages.
5. COLLATERAL: ACCOUNTS
5.1 Eligible Accounts. An “Eligible Account” is an Account that, when scheduled to Lender and at all times thereafter, does not violate the negative covenants and other provisions of this Section 5 and does satisfy the positive covenants and other provisions of this Section 5. The following Accounts are not and shall not be considered Eligible Accounts:
(A) Accounts which remain unpaid for more than ninety (90) days after their invoice date;
(B) Accounts owing by a single Account Debtor, including a currently scheduled Account, if forty percent (40%) of the balance owing by said Account Debtor is ineligible as a result of Section 5.1 (A) above;
(C) Accounts which are not due and payable within at least thirty (30) days after their invoice dates;
(D) Accounts with respect to which the Account Debtor is a director, officer, employee or agent of any Borrower or is an Affiliate of any Borrower;

(E) Accounts with respect to which payment by the Account Debtor is or becomes conditional upon the Account Debtor’s approval of the Goods or services, or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;
(F) Accounts which are owed by an Account Debtor which (1) does not maintain its chief executive office in the U.S. or Canada, or (2) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a letter of credit acceptable to Lender which is in the possession of, has been assigned to and is directly drawable by Lender; notwithstanding the foregoing, an Accounts that satisfy all of the requirements of Eligible Accounts, with the exception of this subsection 5.1(F), shall be deemed Eligible Accounts up to a maximum amount of ten (10%) percent of the total Eligible Accounts included in the Borrowing Base;
(G) Accounts with respect to which the Account Debtor is (1) the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Accounts to Lender in accordance with the Assignment of Claims Act of 1940, as amended, or (2) any country other than the United States of America or any department, agency or instrumentality thereof;
(H) The face amount of any Accounts with respect to which any Borrower is or may become liable to the Account Debtor for Goods sold or services rendered by such Account Debtor to such Borrower, but only to the extent of the maximum aggregate amount of Borrowers’ liability to such Account Debtor;
(I) Accounts with respect to which (1) the Goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor, or (2) the services performed have not been completed and accepted as satisfactory by the Account Debtor;
(J) Accounts which are not invoiced, dated as of such date and sent to the Account Debtor concurrently with the shipment and delivery to and acceptance by said Account Debtor of the goods or the performance of the services giving rise thereto;
(K) Accounts with respect to which possession or control of the goods sold is held, maintained or retained by a Borrower, or by any agent or custodian of a Borrower, for the account of or subject to further or future direction from the Account Debtor;
(L) Accounts which are owing by any Account Debtor involved as a debtor in any bankruptcy or insolvency proceeding, whether voluntary or involuntary;
(M) Accounts which arise in any manner other than the sale of inventory or services in the ordinary course of a Borrower’s business;
(N) Accounts with respect to which the Account Debtor is located in a state which requires the applicable Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (1) receive a certificate of authority to do business and be in good standing in such state, or (2) file a notice of business activities report or similar report with such state’ s taxing authority, unless (a) such Borrower has taken one of the actions described in clauses (1) or (2), (b) the failure to take one of the actions described in either clause (1) or (2) may be cured retroactively by such Borrower at its election, or (c) such Borrower has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(O) All or any portion of an Account to the extent there exists or the Account Debtor has asserted a counterclaim or dispute; provided, however, if the amount of such counterclaim or dispute is equal to or greater than twenty-five percent (25%) of the total Account owing from such Account Debtor to Borrowers, then the full amount of such Account shall be deemed an ineligible Account;
(P) Accounts for any Account Debtor which exceed a credit limit established by Lender for such Account Debtor, but only to the extent of such excess;
(Q) Accounts as to which any covenant, representation or warranty with respect to such Account has been breached;
(R) Accounts which are not subject to a first priority lien in favor of Lender; and
(S) Accounts as to which Lender, at any time or times hereafter, determines in good faith that the prospect of payment or performance by the Account Debtor is or will be impaired.
5.2 Notice of Ineligible Accounts. Immediately upon learning thereof, Borrowers shall notify Lender that an Account is no longer an Eligible Account if the effect thereof is to require Borrowers to make a mandatory prepayment in accordance with Section 3.1(C). Borrowers shall within one (1) Business Day prepay the Revolving Loans to Lender and/or cash collateralize the outstanding Letters of Credit in a manner reasonably acceptable to Lender in an amount of money equal to the monies theretofore advanced by Lender to Borrowers upon an Account that is no longer an Eligible Account but only to the extent that the sum of the outstanding Revolving Loans and the Letter of Credit Obligations exceed the Borrowing Base, if any, and Lender shall apply such payment to and on account of the Liabilities.
5.3 Additional Representations, Warranties and Covenants. With respect to each of the Eligible Accounts, each Borrower represents, warrants and covenants unto Lender that: (A) they are and shall be genuine, in all respects what they purport to be and are not evidenced by a judgment; (B) they represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the invoices and other documents delivered to Lender with respect thereto; (C) the amounts thereof, which may be shown on any Borrowing Base Certificate or invoices and statements delivered to Lender with respect thereto, are and shall be actually and absolutely owing to Borrowers and are not contingent for any reason; (D) no payments have been made thereon; (E) there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and Borrowers have not made and will not make any agreement with any Account Debtor for any deduction therefrom, except regular discounts allowed by Borrowers in the ordinary course of their respective businesses for prompt payment; (F) to the actual knowledge of Borrower, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder; (G) to the actual knowledge of Borrower, all Account Debtors have the capacity to contract and are solvent; (H) the services furnished or Goods sold giving rise thereto are not subject to any lien, claim, encumbrance or security interest, except the first position priority security interest and lien of Lender and Permitted Liens; (I) Borrowers have no knowledge of any fact or circumstance which would impair the validity or collectibility thereof; and (J) to the actual knowledge of Borrower, there are no proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in its financial condition.

5.4 Revolving Loans. Borrowers shall not request nor permit Lender to make any Revolving Loans with respect to any Account contained on any Borrowing Base Certificate, except and only so long as such Account is an Eligible Account.
5.5 Verification of Accounts. Any of Lender’s officers, employees or agents shall have the right, at any time or times hereafter, in Lender’s name (at any time or times during which any Event of Default shall exist or have occurred and be continuing) or in the name of a nominee (at all other times) of Lender, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, facsimile transmission, telegraph or otherwise. All reasonable costs, fees and expenses relating thereto incurred by Lender, or for which Lender becomes obligated, shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to Lender on demand.
5.6 Reserved.
5.7 Notice Regarding Disputed Accounts. In the event any amount due and owing in excess of Twenty-Five Thousand and no/100 Dollars ($25,000.00) is in dispute for a period of thirty (30) days or more after any Borrower receives notice or obtains knowledge thereof between any Borrower and an Account Debtor, such Borrower shall provide Lender with written notice thereof at the time of submission of the next Borrowing Base Certificate explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy; provided, however, in the event the aggregate total of such amounts in dispute exceeds Fifty Thousand and no/100 Dollars ($50,000.00), such written notice must be provided to Lender immediately upon such Borrower having knowledge of such disputes.
5.8 Attorney and Agent-In-Fact. Each Borrower irrevocably hereby designates, makes, constitutes and appoints Lender, and all Persons designated by Lender, as such Borrower’s true and lawful attorney and agent-in fact, in any Borrower’s or Lender’s name, to at any time an Event of Default has occurred and is existing: (A) demand payment of the Accounts and Special Collateral; (B) enforce payment of the Accounts and Special Collateral by legal proceedings or otherwise; (C) exercise all of Borrowers’ rights and remedies with respect to the collection of the Accounts and Special Collateral; (D) settle, adjust, compromise, extend or renew the Accounts and Special Collateral; (E) settle, adjust or compromise any legal proceedings brought to collect the Accounts and Special Collateral; (F) sell or assign the Accounts and Special Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (G) discharge and release the Accounts and Special Collateral; (H) take control, in any manner, of any item of payment or proceeds referred to in Section 4.5 above; (I) prepare, file and sign any Borrowers’ name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts and Special Collateral; (J) prepare, file and sign any Borrower’s name on any Proof of Claim in bankruptcy or similar document against any Account Debtor; (K) do all acts and things necessary, in Lender’s sole discretion, to fulfill Borrowers’ obligations under this Loan Agreement; (L) endorse the name of any Borrower upon any of the items of payment or proceeds referred to in Section 4.5 above and to deposit the same on account of the Liabilities; (M) endorse the name of any Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts and Special Collateral; and (N) sign the name of any Borrower to verifications of the Accounts and Special Collateral and notices thereof to Account Debtors.

6. COLLATERAL: INVENTORY
6.1 Eligible Inventory. “Eligible Inventory” means the portion of Inventory that: (A) consists of raw materials, work-in-process or finished goods held for resale in the ordinary course of Borrowers’ business; (B) is not more than three hundred sixty-five (365) days old; (C) is not consigned to or from any Person; (D) does not violate the negative covenants and similar provisions of this Section 6 and does satisfy the positive covenants and similar provisions of this Section 6; (E) Lender has in good faith determined, in accordance with its customary business practices, is not unacceptable due to age, type, category, quantity or obsolescence; (F) is subject to Lender’s first position priority perfected security interest and lien; and (G) is located at one of the locations specified on Schedule 4.4 and if located at a warehouse, other storage facility or a leased facility, Lender has (i) received an original Warehouse Agreement or Landlord Agreement in form and substance acceptable to Lender, (ii) filed its Uniform Commercial Code financing statements in accordance with applicable law with regard to the respective location of each such warehouse, leased facility or other storage facility, and (iii) as evidenced by then currently dated Uniform Commercial Code judgment and lien searches satisfactory to Lender, there are no security interests or liens in and to the Collateral located at such warehouse, other storage facility or leased facility other than Lender’s first position priority security interest and lien.
6.2 Representations, Warranties and Covenants. Each Borrower represents and warrants to and covenants with Lender that: (A) Borrowers’ Inventory shall be kept only at the locations specified on Schedule 4.4 (other than Inventory in transit in the ordinary course of business); (B) each Borrower now keeps and hereafter at all times shall keep correct and accurate records itemizing and describing the age, kind, type and quantity of its Inventory and such Borrower’s stated actual cost therefor, together with withdrawals therefrom and additions thereto for each month, all of which records shall be available, upon demand, to any of Lender’s officers, employees or agents for inspection and copying thereof; (C) all Inventory is now and hereafter at all times shall be of good and merchantable quality, free from defects; (D) any of Lender’s officers, employees or agents shall, now and at any time or times hereafter, have the right, upon demand, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition; provided, however, if no Event of Default then exists, Lender shall provide reasonable notice to Borrowers prior to any such inspection or examination; and (E) all Eligible Inventory set forth on the Borrowing Base Certificate shall strictly conform to the definition of Eligible Inventory set forth in Section 6.1 above. All costs, fees and expenses incurred by Lender in connection with this Section 6, or which Lender becomes obligated to pay, shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to Lender on demand.
6.3 Sale of Inventory. Until an Event of Default has occurred, Borrowers may sell Inventory in the ordinary course of business, but may not transfer any Inventory in partial or total satisfaction of any of the Indebtedness. After the occurrence and during the continuation of an Event of Default, upon notice to Borrowers from Lender, Borrowers shall not sell Inventory. In no event shall Borrowers make any sale of Inventory which would violate the terms and provisions of the Loan Agreement and the Other Agreements.
6.4 Responsibility for Inventory. Borrowers shall be liable and responsible for: (A) the safekeeping of Inventory; (B) any loss, damage or destruction to the Inventory occurring or arising in any manner or fashion; (C) any diminution in the value thereof; or (D) any act or event of default of any carrier, warehouseman, bailee or forwarding agency thereof or any other Person.

7. EQUIPMENT
7.1 Representations, Warranties and Covenants. Each Borrower represents and warrants to and covenants with Lender that (A) Borrowers have and shall have good, indefeasible and merchantable title, free and clear of all security interests, claims and encumbrances to and ownership of the Equipment, except for the Permitted Liens; and (B) the Equipment shall be kept and maintained solely at each Borrower’s respective places of business specified on Schedule 4.4 (except for Equipment in transit or out for repair in the ordinary course of business).
7.2 Maintenance of Equipment. Each Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency of the Equipment shall at all times be maintained and preserved. No Borrower shall permit any of the Equipment to become a Fixture to real estate or accession to other personal property.
7.3 Evidence of Ownership. Upon Lender’s request, each Borrower shall deliver to Lender any and all evidence of ownership to, including, without limitation, certificates of title to and applications for title to, any of the Equipment; provided, however, Lender shall not make such request more than two (2) times during any twelve (12) month period if no Event of Default then exists.
7.4 Records and Schedules of Equipment. Each Borrower shall maintain accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions thereof, and shall furnish Lender with a current schedule containing the foregoing information upon reasonable request by Lender.
7.5 Eligible Equipment. Borrowers shall not request nor permit Lender to make any Revolving Loans with respect to any Equipment contained on any Borrowing Base Certificate, except and only so long as such Equipment is Eligible Equipment. If Equipment with an Appraised Value of more than $50,000 is lost, materially damaged or destroyed, Borrowers shall immediately notify Lender thereof and shall remit to Lender an updated Borrowing Base Certificate excluding all such Equipment therefrom.
8. INSURANCE AND TAXES
8.1 Insurance.
(A) Borrowers, at their sole cost and expense, shall keep and maintain: (1) the Collateral insured for the full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses; and (2) business interruption insurance, workmen’s compensation insurance, public liability insurance and property damage insurance relating to Borrowers’ businesses and ownership and use of their assets.
(B) All such policies of insurance shall be in form and substance, in such amounts and with insurers recognized as adequate by prudent business persons, as may be satisfactory to Lender, [it being understood and agreed that the insurance in place on the date hereof and disclosed to Lender is acceptable to Lender]. Borrowers shall deliver to Lender the original, or certified copy, of each policy of insurance or a certificate of insurance, and evidence of payment of all premiums for each such policy. All property insurance policies shall contain an endorsement, in form and substance acceptable to Lender, showing Lender as lender’s loss payee and all liability insurance policies shall contain an endorsement, in form and substance acceptable to Lender, showing Lender as additional insured. Such endorsement or independent instrument furnished to Lender shall provide that the insurance companies will give Lender at least thirty (30) days written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrowers or any other person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage.

(C) Borrowers hereby direct all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Lender. Each Borrower irrevocably, makes, constitutes and appoints Lender, and all officers, employees or agents designated by Lender, as such Borrower’s true and lawful attorney and agent-in-fact for the purpose of making, settling and adjusting claims under such policies of insurance with respect to the Collateral, endorsing the name of such Borrower on any check, draft, instrument or other item of payment constituting the proceeds of such policies of insurance with respect to the Collateral at any time or times hereafter, and for making all determinations and decisions with respect to such policies of insurance. If Borrowers at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation, Unmatured Event of Default or Event of Default by Borrowers hereunder, may at any time or times thereafter, but shall not be obligated to do so, obtain and maintain such policies of insurance, pay such premium and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including, but not limited to, attorneys’ fees, court costs, expenses and other charges relating thereto, shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to Lender on demand.
(D) Notwithstanding the foregoing, if no Event of Default then exists, Collateral Disposition Proceeds arising from casualty insurance with respect to damaged or destroyed Equipment or real property shall be made available to Borrowers to repair, restore, rebuild or replace such Equipment or real property, provided the total amount of such Collateral Disposition Proceeds for any such casualty or series of related casualties is less than $2,500,000.
(E) Each Borrower hereby acknowledges that the following notice by Lender is required by and given in full compliance with the Illinois Collateral Protection Act, 815 ILCS 180/15:
Unless Borrowers provide Lender with evidence of the insurance coverage required by this Loan Agreement, Lender may purchase insurance at Borrowers’ expense to protect Lender’s interest in the Collateral. This insurance may, but need not, protect Borrowers’ interests. The coverage that Lender purchases may not pay any claim that Borrowers make or any claim that is made against Borrowers in connection with the Collateral. Borrowers may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrowers have obtained insurance as required by this Loan Agreement. If Lender purchases insurance for the Collateral, Borrowers will be responsible for the cost of that insurance, including interest and any other charges Lender may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The cost of the insurance may be added to Borrowers’ total outstanding balance or obligation. The cost of insurance may be more than the cost of insurance Borrowers may be able to obtain on their own.
8.2 Taxes. Each Borrower shall pay when due all Charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such Charge need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest and if such Borrower establishes an adequate reserve or other appropriate provision required by GAAP and deposits with Lender cash or bond in an amount acceptable to Lender.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS: GENERAL
9.1 Representations and Warranties. To induce Lender to enter into this Loan Agreement and to make Loans hereunder, each Borrower represents and warrants to Lender that:
(A) Organization and Qualification. Each Borrower is the type of legal entity set forth in the first paragraph of this Loan Agreement for such Borrower, duly organized and existing and in good standing under the laws of the State of its formation reflected in the first paragraph of this Loan Agreement, and qualified or licensed to do business in all states in which the laws thereof require Borrowers to be so qualified or licensed, except where the failure to so qualify or become licensed could reasonably be expected to have a Material Adverse Effect.
(B) Company Power and Authority. Each Borrower has the right, power and capacity and is duly authorized and empowered to enter into, execute, deliver and perform this Loan Agreement and the Other Agreements.
(C) No Violation of Law. The execution, delivery and performance by Borrowers of this Loan Agreement and the Other Agreements do not and shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or breach of any provision contained in any Borrower’s Constituent Documents, or contained in any agreement, instrument or document to which any Borrower is a party or by which it is bound, other than violations or breaches of contracts and agreements which have general non-assignability provisions contained therein which are breached by the grant of a security interest in such contracts and agreements.
(D) Title to Collateral. Borrowers have good and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and encumbrances, except for the Permitted Liens.
(E) Solvency. Each Borrower (1) is solvent, (2) has adequate cash flow to pay its debts as they mature or otherwise become due, (3) has sufficient capital to conduct its business in the ordinary course, and (4) has property and assets which, if valued at fair market valuation on a going concern basis, are greater than the sum of such Borrower’s debts and liabilities.
(F) Litigation. As of the date of this Loan Agreement, except as disclosed on Schedule 9.1(F) attached hereto, there are no suits or proceedings pending or threatened against or affecting any Borrower, and no proceedings before any governmental body are pending or threatened against any Borrower.
(G) Indebtedness. No Borrower has Indebtedness, except Permitted Indebtedness.
(H) Government Contracts. No Borrower is subject to the renegotiation of any material government contracts.

(I) Adequate Assets/Trademarks/Copyrights/Patents. Each Borrower possesses adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its respective business as previously conducted by it. Borrowers do not own any registered patents, trademarks or copyrights, except as otherwise specifically identified in the Intellectual Property Security Agreement.
(J) Good Standing. Each Borrower has been and is in good standing with respect to all governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by, except to the extent that the failure to do so by such Borrower could not reasonably be expected to have a Material Adverse Effect.
(K) Burdensome Agreements. No Borrower is a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order which could reasonably be expected to have a Material Adverse Effect.
(L) Violation of Law/Compliance with Laws. No Borrower is in violation of any applicable statute, regulation or ordinance of the United States of America, any state, city, town, municipality, county, or any other jurisdiction, or any agency thereof, which could reasonably be expected to have a Material Adverse Effect.
(M) Breach of Other Loan Documents. No Borrower is in default with respect to any indenture, loan agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound.
(N) Financial Information. All factual information (taken as a whole) furnished by or on behalf of Borrowers or their Subsidiaries in writing to Lender (including all information contained in the Schedules and Exhibits hereto or in the other Loan Documents) for purposes of or in connection with this Loan Agreement, the other Loan Documents, or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. As of the date of this Loan Agreement, the projections previously provided by Borrowers to Lender represent Borrowers’ good faith estimate of their and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Lender (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of Borrowers and their Subsidiaries and no assurances can be given that such projections or forecasts will be realize).
(O) Material Adverse Effect. There has been no Material Adverse Effect with respect to the Borrowers since the date of the most recent Financials for the Borrowers delivered to Lender.
(P) Change of Corporate Name or Structure. No Borrower has within the previous five (5) years changed its name, state of formation, identity, corporate structure or chief executive office, except as set forth on Schedule 9.1(O).

(Q) Capital Structure. As of the date hereof, Schedule 9.1(Q) attached hereto and made a part hereof states (1) the correct name of each of the Subsidiaries of each Borrower, and the jurisdiction of organization and the percentage of voting Equity Interests owned by Borrowers, (2) the name of each Borrower’s corporate or joint venture Affiliates and the nature of the affiliation, (3) the number, nature and holder of all outstanding Equity Interests of each Borrower and each Subsidiary of each Borrower, and (4) the number of authorized and issued Equity Interests of United Tote and each Subsidiary of each Borrower. Each Borrower has good and marketable title to all of the Equity Interests it purports to own of each Subsidiary, free and clear in each case of any lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. Except as described on Schedule 9.1(Q), there are not outstanding any options to purchase, or any rights or warrants to obligations convertible into, or any powers of attorney relating to, shares of Equity Interests of any Borrower. Except as described on Schedule 9.1(Q), there are not outstanding any agreements or instruments binding upon any Borrower’s shareholders relating to the ownership of its Equity Interests.
(R) Pension Plans. No Borrower has received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder. No fact or situation that could lead to a Material Adverse Effect, including, but not limited to, any Reportable Event or Prohibited Transaction, exists in connection with any Plan. Borrowers have no withdrawal liability in connection with a Multiemployer Plan.
(S) Labor Relations. Except as described on Schedule 9.1(S) attached hereto and made a part hereof, no Borrower is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of any Borrower’s employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.
(T) Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially adversely affect any Borrower or prevent any Borrower from conducting such business after the consummation of the transaction contemplated by this Loan Agreement in substantially the same manner in which it has heretofore been conducted, other than, in each case, contracts expiring in the ordinary course of business of the Borrowers.
(U) Environmental Matters. Each Borrower is in compliance in all material respects with all applicable Environmental Laws.
(V) Encumbrances. There are no liens, claims or other encumbrances upon any of the Collateral, except for the Permitted Liens, other than Permitted Liens.
(W) Levies and Attachments. There are no levies, attachments or restraints affecting any of Borrowers’ assets or the Collateral, other than Permitted Liens.
(X) Receiver, Trustee or Assignee. There is no receiver, trustee or assignee for the benefit of creditors currently appointed to take possession of all or any portion of any Borrower’s assets or any of the Collateral.
(Y) Surety. Except for guarantees in favor of Lender, no Borrower is liable, whether through the execution of a guaranty or otherwise, with respect to the obligations or liabilities of any other Person except (i) by endorsement of instruments or items of payment for deposit to the general account of Borrowers or for delivery to Lender on account of the Liabilities, and (ii) as permitted in clause 18 in the definition of Permitted Indebtedness.

(Z) Affiliate Transactions. No Borrower has entered into any transaction with an Affiliate other than a transaction with another Borrower, except for transactions in the ordinary course of business pursuant to the reasonable requirements of each such Borrower’s business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arms-length transaction.
(AA) Commercial Tort Claims. All Commercial Tort Claims in which a Borrower is a claimant are set forth on Schedule 4.1 attached hereto.
9.2 Covenants. Until the termination of this Loan Agreement and thereafter until all Liabilities are paid in full (other than contingent liabilities which expressly survive the termination of this Loan Agreement and Letters of Credit that have been cash collateralized by a Letter of Credit Backstop), each Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing:
(A) Organization and Qualification. Each Borrower at all times shall be (i) the type of legal entity specified for such Borrower in the first paragraph of this Loan Agreement, (ii) duly organized and existing and in good standing under the laws of the State of its formation reflected in the first paragraph of this Loan Agreement, (iii) qualified or licensed to do business in all states in which the laws thereof require Borrowers to be so qualified or licensed, except where the failure to so qualify or become licensed could not reasonably be expected to have a Material Adverse Effect.
(B) No Violation of Law. The execution, delivery and performance by Borrowers of this Loan Agreement and the Other Agreements shall not hereafter, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or breach of any provision contained in any Borrower’s Constituent Documents, or contained in any agreement, instrument or document to which any Borrower is now or hereafter a party or by which it is or may become bound, other than violations or breaches of contracts and agreements which have general non-assignability provisions contained therein which are breached by the grant of a security interest in such contracts and agreements.
(C) Title to Collateral. Borrowers at all times hereafter shall have good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and encumbrances, except for the Permitted Liens.
(D) Solvency. Each Borrower shall at all times hereafter (1) remain solvent, (2) have adequate cash flow to pay its debts as they mature or otherwise become due, (3) have sufficient capital to conduct its business in the ordinary course, and (4) have property and assets which, if valued at fair market valuation, are greater than the sum of such Borrower’s debts and liabilities.
(E) Adequate Assets/Trademarks/Copyrights/Patents. Each Borrower shall continue to possess adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its respective business as previously conducted by it. Borrowers shall notify Lender if any Borrower acquires ownership of or a license or other interest in any patents, trademarks or copyrights and shall execute and deliver such documents to Lender as Lender shall request to assign to Lender as security such Borrower’s interest in such patents, copyrights and trademarks.
(F) Good Standing. Each Borrower shall remain in good standing with respect to all governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it and none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to persons engaged in the same or similar business as such Borrower, except to the extent that the failure to do so by such Borrower could not reasonably be expected to have a Material Adverse Effect.

(G) Violation of Law. Each Borrower shall comply with all material federal, state and local laws, regulations and orders applicable to such Borrower and its assets including but not limited to all Environmental Laws, in all respects material to such Borrower’s business, assets and prospects and shall immediately notify Lender of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower regarding any environmental or safety and health rule, regulation, statute, ordinance or law.
(H) Breach of Other Loan Documents. No Borrower shall be in default for the failure to pay with respect to any indenture, loan agreement, mortgage, deed or other similar agreement with a value in excess of $100,000 relating to the borrowing of monies to which it is a party or by which it is bound.
(I) Financial Statements. All factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers or their Subsidiaries in writing to Lender (including all information contained in the Schedules and Exhibits hereto or in the other Loan Documents) for purposes of or in connection with this Loan Agreement, the other Loan Documents, or any transaction contemplated herein or therein shall be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. As of the date of any projections hereafter provided by Borrowers to Lender, such projections shall represent Borrowers’ good faith estimate of their and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Lender (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of Borrowers and their Subsidiaries and no assurances can be given that such projections or forecasts will be realize).
(J) Material Adverse Change. There shall be no Material Adverse Effect with respect to Borrowers since the date of the most recent Financials for the Borrowers delivered to Lender.
(K) Change of Corporate Name or Structure. No Borrower shall at any time hereafter, (i) without Lender’s prior written consent, change its corporate structure or state of formation, or (ii) without prior written notice to Lender, change its name, identity or chief executive office.
(L) Pension Plans . No fact or situation that could lead to a Material Adverse Effect, including, but not limited to, any Reportable Event or Prohibited Transaction, shall exist in connection with any Plan. Borrowers shall continue to have no withdrawal liability in connection with a Multiemployer Plan.

(M) Notices to Lender. Each Borrower shall notify Lender in writing: (1) promptly after any Borrower learns thereof, of the commencement of any litigation affecting a Borrower or any of its real or personal property, whether or not the claim is considered by such Borrower to be covered by insurance, and of the institution of any administrative proceeding, in each case, which may have a Material Adverse Effect; (2) at least thirty (30) days prior thereto, of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business; (3) promptly after any Borrower learns thereof, of any labor dispute to which a Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (4) promptly after any Borrower learns thereof, of any material default by a Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness of such Borrower exceeding One Hundred Thousand and no/100 Dollars ($100,000.00); (5) promptly after the occurrence thereof, of any Unmatured Event of Default or Event of Default; (6) promptly after the rendition thereof, of any judgment in excess of One Hundred Thousand and no/100 Dollars ($100,000.00) rendered against a Borrower or any of its Subsidiaries; and (7) promptly after any Borrower learns thereof, of any material adverse finding of any state or federal government entity in connection with all or any part of the Collateral.
(N) Landlord and Storage Agreements. For Borrowers’ new leased or warehouse Collateral locations, each Borrower shall provide Lender with copies of all agreements between such Borrower and any landlord or warehouseman which owns or operates any premises at which any Collateral may, from time to time, be located, and shall use commercially reasonable efforts to deliver to Lender an original executed landlord’s agreement or warehouse agreement, as the case may be, in form and substance satisfactory to Lender with respect to each such leased location or warehouse where Collateral with a fair market value in excess of $50,000 is located and shall use commercially reasonable efforts to provide a bailee letter, in form and substance satisfactory to Lender with respect to each bailee that holds in excess of $500,000 of Collateral.
(O) Subordinations. Each Borrower shall provide Lender with debt subordination agreements, in form and substance satisfactory to Lender, executed by Borrowers and any Person who is an officer, director, member, manager or Affiliate of Borrowers to whom any Borrower is or hereafter becomes indebted for borrowed money, other than the Restricted Note.
(P) Environmental Matters.
(1) Each Borrower shall and shall cause each of its Subsidiaries to (a) comply strictly and in all respects with all applicable Environmental Laws, (b) take promptly any remediation and/or corrective action necessary to cure any violation of Environmental Laws of which a Borrower has knowledge, (c) notify the proper governmental agency promptly in the event of any release of any material Hazardous Substances reportable under 42 USC §9603, 42 USC §11044, 33 USC §1321(b)(5) or any counterpart or similar state or local requirements, (d) promptly forward to Lender, upon its request, a copy of any order, notice, permit, application, or any other communication or report in connection with any such release of any Hazardous Substance or any other material matter relating to the Environmental Laws as they may affect their premises.
(2) Borrowers shall provide Lender with such evidence, reports and/or other documentation as reasonably requested by Lender to insure that Borrowers are in compliance with the terms of this Section 9.2(P).
(Q) Commercial Tort Claims. Each Borrower will advise Lender of any new Commercial Tort Claim upon the filing of any such action. Each Borrower hereby authorizes Lender to amend Schedule 4.1 from time to time to reflect such new Commercial Tort Claims and to prepare and file any required Uniform Commercial Code financing statements or amendments and take any other actions necessary for Lender to perfect its security interest in such Commercial Tort Claims.

(R) Rate Hedging. Within 180 days after the initial funding of the Loans hereunder, Borrowers will obtain interest rate protection, in form and substance reasonably satisfactory to Lender, for a principal amount of not less than 50% of the then outstanding Term Loan A and for a period of not less than two (2) years.
9.3 Negative Covenants. Each Borrower covenants unto Lender that such Borrower shall not now or at any time hereafter, unless such Borrower obtains the prior written consent of Lender:
(A) Additional Encumbrances. Grant a security interest in, assign, sell or transfer any of the Collateral to any Person except Permitted Dispositions, or permit, grant, or suffer a lien, claim or encumbrance upon any of the Collateral, except for the Permitted Liens.
(B) Levies and Attachments. Permit or suffer any levy, attachment or restraint to be made affecting any of its assets or the Collateral, other than Permitted Liens.
(C) Reserved.
(D) Mergers and Acquisitions. Merge, consolidate with or acquire any Person, except for Permitted Acquisitions; provided, however, that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, any Borrower may merge into any other Borrower so long as Youbet is the surviving corporation (including Permitted Acquisitions) and Borrowers may dissolve any Subsidiary. Borrowers acknowledge and agree that the business and assets acquired in any Permitted Acquisition and all Inventory, Equipment and Accounts arising therefrom or associated therewith shall not be included in the Borrowing Base until such time as Lender has completed a satisfactory field examination and/or appraisal of such business and assets and Lender has established advance rates with respect thereto in its sole discretion.
(E) Ordinary Course of Business. Enter into any transaction not in the ordinary course of its business as presently conducted except as otherwise permitted hereunder (including Permitted Acquisitions).
(F) Investments/Loans/Subsidiaries. Make any investment in the securities of or make any loans to any Person or form any new Subsidiaries; provided, however, notwithstanding the foregoing, Borrowers may (i) make Permitted Investments, and (ii) make Permitted Acquisitions.
(G) Surety. Except for guarantees in favor of Lender, guaranty or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person except (i) by endorsement of instruments or items of payment for deposit to the general account of Borrowers or for delivery to Lender on account of the Liabilities, and (ii) as permitted in clause 18 in the definition of Permitted Indebtedness.
(H) Capital Structure. Make any material change in such Borrower’s capital structure or in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Liabilities.
(I) Encumbrance or Sale. Encumber, sell, pledge, mortgage, lease, or otherwise dispose of or transfer, whether by merger, consolidation or otherwise, any of such Borrower’s assets, except Permitted Liens and Permitted Dispositions.

(J) Reserved.
(K) Indebtedness. Incur Indebtedness, except Permitted Indebtedness.
(L) Restricted Payments. Make any Restricted Payments, other than (1) payments made to repurchase Youbet’s Equity Interests provided the aggregate amount of all such payments shall not exceed $5,000,000 from the date of this Loan Agreement through the Revolving Loan Termination Date and no such repurchase shall occur at any time while an Unmatured Event of Default or Event of Default exists, (2) provided no Unmatured Event of Default or Event of Default then exists, payments made in satisfaction of the Restricted Note, (3) United Tote may pay dividends to Youbet, (4) provided no Unmatured Event of Default or Event of Default then exists or would be caused thereby, the Borrowers may repurchase Equity Interests held by officers, directors or employees pursuant to any employee stock ownership plan thereof upon the termination, retirement, death or disability of any such employee in accordance with the provisions of such plan, (5) reasonable compensation to officers, employees and directors for services rendered to the Borrowers or their Subsidiaries in the ordinary course of business and reimbursement for reasonable out-of-pocket expenses, (6) transactions between and among the Borrowers and their Subsidiaries in each case to the extent expressly permitted by the terms of this Loan Agreement, and (7) transactions with officers, directors and employees in each case to the extent expressly permitted by the terms of this Loan Agreement.
(M) Constituent Documents/Fiscal Year End. Amend or restate such Borrower’s Constituent Documents in a manner that is material and adverse to the Lender or change Borrowers’ Fiscal Year-end.
(N) Affiliate Transactions. Enter into any transaction with an Affiliate, except for (i) transactions in the ordinary course of business pursuant to the reasonable requirements of each such Borrower’s business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arms-length transaction, and (ii) transactions between one Borrower and one or more of the other Borrowers.
9.4 Financial Covenants. During the term of this Loan Agreement, and thereafter for so long as there are any outstanding Liabilities owed to Lender, Borrowers covenant that they shall:
(A) Debt Service Coverage Ratio. Not permit Borrowers’ consolidated Debt Service Coverage Ratio to be less than (i) 1.25 to 1.00 as of any Test Period ending December 31, 2008, March 31, 2009, June 30, 2009 or September 30, 2009, or (ii) 1.30 to 1.00 as of the Test Period ending December 31, 2009, or as of the last day of any Test Period thereafter.
(B) Leverage Ratio. Not permit Borrowers’ consolidated Leverage Ratio to exceed 2.00 to 1.00 as of the last day of any Test Period from and after the Test Period ending December 31, 2008.
(C) Adjusted EBITDA. Not permit Borrowers’ consolidated Adjusted EBITDA to be less than the Minimum Adjusted EBITDA Benchmark as of the last day of any Test Period from and after the Test Period ending December 31, 2008.
(D) Capital Expenditures. Borrowers’ aggregate Capital Expenditures shall not exceed (i) $9,000,000.00 from the date of this Loan Agreement through the Revolving Loan Termination Date, or (ii) $4,500,000 for any Fiscal Year; provided, that any unused amount of Capital Expenditures up to $1,500,000 each Fiscal Year may be carried over and utilized in the next Fiscal Year as an addition to the amount allowed pursuant to clause (ii).

9.5 Financial Reporting. Borrowers represent, warrant and covenant unto Lender that they will deliver to Lender the following financial information, all of which shall accurately reflect the financial condition of Borrowers at and for the periods of time described therein and shall be prepared in accordance with GAAP:
(A) As soon as available but in no event later than one hundred twenty (120) days after the close of each Fiscal Year of Borrowers, the audited consolidated and consolidating financial statements of Borrowers, including, but not limited to, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows, together with an unqualified opinion of a firm of independent certified public accountants selected by Borrowers.
(B) Concurrently with the delivery of the financial statements described in Section 9.5(A) above, certificates of the chief financial officer or any Designated Person of each Borrower in form and substance reasonably acceptable to Lender, certifying to Lender that, based upon such financial statements, (1) Borrowers are in compliance with all financial covenants contained in this Loan Agreement, together with the calculations for the financial covenants described therein; and (2) the chief financial officer or such Designated Person, as the case may be, is not aware of any event or occurrence which constitutes an Unmatured Event of Default or Event of Default.
(C) Contemporaneously with the delivery of Borrowers’ 10Q statement to the Securities and Exchange Commission, such quarterly financial statements and information as Borrower delivers to the Securities and Exchange Commission Borrowers’ internally prepared consolidated and consolidating financial statements, including, but not limited to, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows all for the previous fiscal quarter, and the year-to-date statement for that portion of Borrowers’ Fiscal Year then elapsed.
(D) Concurrently with the delivery of Borrowers’ internally prepared financial statements pursuant to Section 9.5(C) above for each fiscal quarter-end period, certificates of the chief financial officer or any Designated Person of each Borrower, in form and substance reasonably acceptable to Lender, certifying to Lender that, based upon the internally prepared financial statements, (1) Borrowers are in compliance with all financial covenants contained in this Loan Agreement, together with the calculations for the financial covenants described herein, and (2) the chief financial officer or such Designated Person, as the case may be, is not aware of any event or occurrence which constitutes an Unmatured Event of Default or Event of Default.
(E) As soon as available, but in no event later than forty-five (45) days after the end of each calendar quarter, the following reports dated as of the last day of the immediately preceding calendar quarter: (1) Accounts receivable aging, (2) accounts payable aging, and (3) Inventory summary report.
(F) As soon as available, but in no event later than thirty (30) days after the end of each calendar month, a Borrowing Base Certificate dated as of the last day of the immediately preceding month.
(G) As soon as available, but in no event later than fifteen (15) days prior to each Fiscal Year-end, Borrowers’ internally prepared financial projections and business plans for the forthcoming year, including, without limitation, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows, all for the forthcoming year prepared on a month by month basis.

(H) Promptly upon the filing thereof, each Borrower shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other reports which such Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders.
(I) Such other data and information, financial and otherwise as Lender, from time to time, may request.
10. CONDITIONS PRECEDENT
10.1 Conditions to Initial Funding. Lender’s obligation to make the initial Loan pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance of the following covenants prior to or contemporaneously with the making of the initial Loan.
(A) Lender shall have received each of the following, in form and substance satisfactory to Lender and its counsel:
(1) A fully executed original of a Company General Certificate for each Borrower.
(2) A fully executed original of this Loan Agreement.
(3) A fully executed original of the Revolving Note
(4) A fully executed original of Term Note A.
(5) A fully executed Stock Pledge Agreement pledging 100% of the issued an outstanding Equity Interests of United Tote.
(6) A favorable written opinion from Borrowers’ counsel.
(7) Copies of the Uniform Commercial Code, tax lien and pending suit and judgment searches from such jurisdictions as Lender deems necessary, which shall not have disclosed any prior lien or security interest in the Collateral, except for the Permitted Liens.
(8) An initial Borrowing Base Certificate, Accounts receivable aging and inventory report, each dated as of the date of this Loan Agreement or such earlier date as may be acceptable to Lender.
(9) Certificates of insurance with lender’s loss payable and additional insured clauses covering all collateral for the Liabilities and meeting the requirements of this Loan Agreement and the Other Agreements, each set forth on Acord Form No. 28 or such other form acceptable to Lender.
(10) A fully executed original of a landlord’s agreement for each location leased by Borrowers, if any.

(11) A fully executed original of a warehouse agreement for all warehouses not owned by Borrowers, if any, where the Collateral is located.
(12) A fully executed original of the Intellectual Property Security Agreement.
(13) A fully executed original of the Guaranty.
(14) Such other documents, instruments or agreements as Lender may request.
(B) No Unmatured Event of Default or Event of Default shall have occurred and be continuing.
(C) There shall have been no Material Adverse Effect with respect to Borrowers since the date of Borrowers’ then most recently delivered Financials.
(D) The representations and warranties contained in this Loan Agreement shall be true and correct as of the making of the initial Loan.
10.2 Conditions to Subsequent Fundings. Lender’s obligation to make any subsequent Loans pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance of each of the following covenants either prior to or contemporaneously with the making of each subsequent Loan.
(A) No Unmatured Event of Default or Event of Default shall have occurred and be continuing.
(B) There shall have been no Material Adverse Effect with respect to Borrowers since the date of Borrowers’ then most recently delivered Financials or the previous Loan advance.
(C) The representations and warranties of Borrowers contained in this Loan Agreement shall be true and correct as of the making of any subsequent Loan, with the same effect as though made on such date of each subsequent Loan.
11. EVENT OF DEFAULT; REMEDIES
11.1 Events of Default. The occurrence of any one of the following events shall constitute a default (an “Event of Default”) by Borrowers under this Loan Agreement:
(A) Borrowers fail to fully and timely pay the Liabilities, when due and payable or declared due and payable;
(B) any Obligor fails or neglects to perform, keep or observe any of the Covenants; provided, however, Borrowers shall have a period of fifteen (15) days after the first to occur of Borrowers (i) obtaining knowledge of such failure or neglect, or (ii) receiving notice of such failure or neglect from Lender, to cure any failure or neglect to perform, keep or observe any of the Covenants set forth in section 7.2 and subsections 9.2(A)(ii), (E), (F), (G), (L), (N), (O), (P) and (Q) of this Loan Agreement;
(C) any representation, warranty, statement, report or certificate made or delivered by any Obligor, or any of its officers, members, managers, employees, or agents, to Lender is not true and correct in all material respects, whether made in this Loan Agreement, the Other Agreements or otherwise;

(D) any assets of any Obligor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;
(E) a petition under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation shall be filed by any Obligor;
(F) a petition under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation shall be filed against any Obligor and such petition is granted or remains undismissed for a period of thirty (30) days after the filing thereof;
(G) any Obligor shall make an assignment for the benefit of creditors, or an application is made by any Obligor for the appointment of a receiver, trustee, custodian or conservator for such Obligor or any of its assets;
(H) an application is made against any Obligor for the appointment of a receiver, trustee, custodian or conservator for such Obligor or any of its assets and such application is granted or remains undismissed for a period of thirty (30) days after the filing thereof;
(I) Any Obligor is enjoined, restrained or in any way prevented by court order from conducting any material part of its business affairs;
(J) a notice of a lien, levy or assessment is filed of record with respect to any of the assets of any Obligor by the United States of America or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental department, agency, or instrumentality, including without limitation, the Pension Benefit Guaranty Corporation;
(K) any Obligor defaults in the payment of any of its other obligations or liabilities which are in excess of One Hundred Thousand and no/100 Dollars ($100,000.00), and such default is not cured within the time, if any, specified therefor;
(L) the occurrence of a breach, default or event of default under any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guarantied to Lender the payment of all or any portion of the Liabilities or provided collateral to secure all or any portion of the Liabilities, or such Person terminates or purports to terminate its guaranty of the Liabilities to Lender;
(M) a breach, default or event of default occurs under any of the Other Agreements or any agreement, document or instrument executed and delivered by any Obligor to Lender or any of its subsidiaries or affiliates, after the expiration of applicable grace or cure periods;
(N) there shall be entered against any Obligor one or more judgments or decrees in excess of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) in the aggregate at any one time outstanding for such Obligor (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable), excluding those judgments or decrees (i) that shall have been stayed, vacated or bonded, (ii) that shall have been outstanding less than 30 days from the entry thereof, or (iii) for and to the extent to which such Obligor is insured and with respect to which the insurer specifically has assumed responsibility in writing;

(O) Borrowers’ fail to pay any Rate Management Obligations when due or declared due or any Borrower breaches any term, provision or condition contained in any Rate Management Agreement; or
(P) the occurrence of a Change in Control.
11.2 Cumulative Remedies. All of Lender’s rights and remedies under this Loan Agreement and the Other Agreements are cumulative and non-exclusive.
11.3 Discontinuing Advances. Upon the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, without notice or demand by Lender to Borrowers, Lender shall have no further obligation to and may immediately cease advancing monies or extending credit to or for the benefit of Borrowers under this Loan Agreement and the Other Agreements. Upon the occurrence and during the continuance of an Event of Default under Sections 11.1(E) or 11.1(F) hereof, without notice or demand by Lender to Borrowers, the Liabilities shall be immediately due and payable, including, without limitation, all of Borrowers’ contingent liabilities with respect to any Letters of Credit. Upon the occurrence of any Event of Default (other than an Event of Default under Sections 11.1(E) or 11.1(F)), at the election of Lender without notice or demand by Lender to Borrowers, the Liabilities shall be immediately due and payable, including, without limitation, all of Borrowers’ contingent liabilities with respect to any Letters of Credit. ANY ADVANCES MADE BY LENDER TO BORROWERS AFTER THE OCCURRENCE OF AN UNMATURED EVENT OF DEFAULT OR AN EVENT OF DEFAULT SHALL NOT ESTABLISH A CUSTOM OR COURSE OF DEALING AND LENDER SHALL BE ENTITLED TO CEASE MAKING ADVANCES AT ANY TIME THEREAFTER.
11.4 Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender, in its discretion, may: (A) exercise any one or more of the rights and remedies accruing to a “secured party” under the Uniform Commercial Code of Illinois and any other applicable law upon a default by a debtor; (B) enter, with or without process of law and without breach of the peace, any premises where the Collateral is or may be located, and without charge or liability to Lender therefor, seize and remove the Collateral from said premises or remain upon said premises and use the same for the purpose of collecting, preparing and disposing of the Collateral; (C) sell or otherwise dispose of the Collateral at public or private sale for cash or credit, provided, however, that Borrowers shall be credited with the net proceeds of such sale only when such proceeds are actually received by Lender; (D) take control, in any manner, of any item of payment or proceeds of the Collateral and to direct all Account Debtors to make payments directly to Lender; (E) notify any or all Account Debtors that the Accounts and Special Collateral have been assigned to Lender and that Lender has a first position priority security interest and lien therein; (F) direct such Account Debtors to make all payments due from them to Borrowers upon the Accounts and Special Collateral directly to Lender; and (G) enforce payment of and collect, by legal proceedings or otherwise, the Accounts and Special Collateral in the name of Lender and Borrowers.

11.5 Assembling Collateral. Upon the occurrence and during the continuance of an Event of Default, each Borrower, immediately upon demand by Lender, shall assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which are reasonably convenient to Lender and Borrowers. Each Borrower recognizes that if it fails to perform, observe or discharge any of its obligations or liabilities under this Loan Agreement or the Other Agreements, no remedy of law will provide adequate relief to Lender, and each Borrower agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
11.6 Sale of Collateral. Upon the occurrence and during the continuance of an Event of Default, Lender may sell any or all of the Collateral at public or private sale, upon such terms and conditions as Lender may deem proper, and Lender may purchase any or all of the Collateral at any such sale. Each Borrower acknowledges that Lender may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. Each Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. Lender shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Lender may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Liabilities, to the payment of any Note and/or any of the other Liabilities, returning the excess proceeds, if any, to the Borrowers. Each Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by Lender at least ten (10) calendar days before the date of such disposition. Each Borrower hereby confirms, approves and ratifies all acts and deeds of Lender relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against Lender or its representatives, by reason of taking, selling or collecting any portion of the Collateral. Each Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as Lender shall deem appropriate. Each Borrower expressly absolves Lender from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Loan Agreement.
11.7 Standards for Exercising Remedies . Each Borrower agrees that Lender may, if Lender deems it reasonable, postpone or adjourn any such sale of the Collateral from time to time by an announcement at the time and place of sale, without being required to give a new notice of sale. Further, each Borrower agrees that Lender has no obligation to preserve rights against prior parties to the Collateral. To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrowers or to impose any duties on Lender that would not have been granted or imposed by this Loan Agreement or by applicable law in the absence of this section.
12. GENERAL
12.1 Bank Accounts. Borrowers shall keep and maintain all of their checking, depository and other bank accounts with Lender; provided, Borrowers shall have sixty (60) days after the date hereof to move all of such applicable accounts to Lender and may use the institution of its choice for services not provided by Lender or Lender’s Affiliates. Each statement of account by Lender delivered to any Borrower relating to the Liabilities shall be presumed correct and accurate and shall constitute an account stated between such Borrower and Lender unless, within thirty (30) days after such Borrower’s receipt of said statement, such Borrower delivers to Lender notice specifying the error or errors, if any, contained in any such statement. Each Borrower shall grant Lender the first and last opportunity to provide any corporate banking services required by such Borrower and its Affiliates. Notwithstanding the foregoing, Borrowers shall be entitled to open and maintain a petty cash account near any of their locations which do not have a Lender branch located reasonably proximate thereto, provided the maximum amount on deposit shall not exceed $10,000 for any single petty cash account or $50,000 for all such petty cash accounts.
12.2 Application of Payments. Each Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Lender on account of the Liabilities and each Borrower agrees that Lender shall have the continuing exclusive right to apply and re-apply any and all such payments in such manner and in such order as Lender may deem advisable, including, without limitation, to the payment of any costs, fees and expenses payable by Borrowers under this Loan Agreement, notwithstanding any entry by Lender upon any of its books and records.
12.3 Additional Representations, Warranties and Covenants. Each Borrower represents, warrants and covenants unto Lender that (A) all representations and warranties of Borrowers contained in this Loan Agreement and the Other Agreements shall be true at the time of Borrowers’ execution of this Loan Agreement and the Other Agreements, shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein and shall be true as of the date of each borrowing under this Loan Agreement, and (B) Borrowers shall fully and timely comply and maintain all covenants set forth in this Loan Agreement and the Other Agreements.
12.4 Modification and Assignment of Loan Documents. This Loan Agreement and the Other Agreements may not be modified, altered or amended, except by an agreement in writing signed by Borrowers and Lender. Borrowers may not sell, assign or transfer this Loan Agreement or the Other Agreements or any portion thereof, including, without limitation, Borrowers’ rights, titles, interests, remedies, powers or duties thereunder. Each Borrower hereby consents to Lender’s sale, assignment, grant of participations, transfer or other disposition, at any time and from time to time hereafter, of this Loan Agreement and the Other Agreements or of any portion thereof, including, without limitation, Lender’s rights, titles, interests, remedies, powers or duties; provided, that any such sale, assignment, grant of participations, transfer or other disposition is subject to the prior consent of the Borrowers.

12.5 Waiver of Defaults. Lender’s failure at any time or times hereafter to require strict performance by Borrowers of any provision of this Loan Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Unmatured Event of Default or Event of Default by Borrowers under this Loan Agreement or the Other Agreements shall not suspend, waive or affect any other Unmatured Event of Default or Event of Default by Borrowers under this Loan Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. NONE OF THE UNDERTAKINGS, AGREEMENTS, WARRANTIES, COVENANTS AND REPRESENTATIONS OF BORROWERS CONTAINED IN THIS LOAN AGREEMENT OR THE OTHER AGREEMENTS AND NO EVENT OF DEFAULT BY BORROWERS UNDER THIS LOAN AGREEMENT OR THE OTHER AGREEMENTS SHALL BE DEEMED TO HAVE BEEN SUSPENDED OR WAIVED BY LENDER UNLESS SUCH SUSPENSION OR WAIVER IS IN WRITING SIGNED BY AN OFFICER OF LENDER AND DIRECTED TO BORROWERS SPECIFYING SUCH SUSPENSION OR WAIVER.
12.6 Severability. Wherever possible, each provision of this Loan Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Loan Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Loan Agreement, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.
12.7 Successors and Assigns. This Loan Agreement and the Other Agreements shall be binding on each Borrower and upon the successors of each Borrower, and shall inure to the benefit of Lender, its successors, assigns, affiliates, divisions and parents and may be assigned by Lender without notice to Borrowers. This provision, however, shall not be deemed to modify Section 12.4 hereof.
12.8 Incorporation of Other Agreements; Exhibits; and Schedules. The terms and provisions of the Other Agreements are incorporated herein by this reference thereto. The Exhibits and Schedules referred to herein are attached hereto, made a part hereof and incorporated herein by this reference thereto.
12.9 Survival of Termination. Except as otherwise provided in this Loan Agreement or the Other Agreements, no termination or cancellation of this Loan Agreement or the Other Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrowers or Lender in any way or respect relating to (A) any transaction or event occurring prior to such termination or cancellation, (B) the Collateral, or (C) any of the undertakings, agreements, covenants, warranties and representations of Borrowers contained in this Loan Agreement or the Other Agreements. All such undertakings, agreements, representations, warranties and covenants shall survive such termination or cancellation.

12.10 Waiver of Notices. Except as otherwise expressly provided herein, each Borrower waives any and all notices or demands which such Borrower might be entitled to receive with respect to this Loan Agreement or the Other Agreements by virtue of any applicable law, statute or regulation, and waives presentment, demand, protest, notice, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, Accounts, contract rights, Documents, Instruments, Chattel Paper and guaranties at any time held by Lender on which Borrowers may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard.
12.11 Authority to Execute and Borrow. Until Lender is notified by Borrowers to the contrary, the signature upon this Loan Agreement or upon any of the Other Agreements of (A) a Designated Person, or (B) any other Person designated in writing to Lender by any of the foregoing, shall bind all Borrowers and be deemed to be the duly authorized act of all Borrowers. Each Designated Person shall have the authority to Borrow funds on behalf of all Borrowers pursuant to the terms of this Loan Agreement.
12.12 Costs, Fees and Expenses. Borrowers shall reimburse Lender for all reasonable costs, fees and expenses incurred by Lender, or for which Lender becomes obligated, whether before or after the occurrence of an Unmatured Event of Default or Event of Default, in connection with the negotiation, preparation, administration, enforcement and conclusion of this Loan Agreement and the Other Agreements, including, but not limited to, reasonable attorneys’ and paralegals’ fees, costs and expenses, other professional fees, search fees, costs and expenses, filing and recording fees, all taxes payable in connection with this Loan Agreement or the Other Agreements, and any costs and fees incurred in connection with any proceeding to protect, collect, sell, liquidate or otherwise dispose of any of the Collateral. Borrowers shall further reimburse Lender, upon demand, for the reasonable costs, fees and expenses incurred or charged by Lender, its agents or employees, with respect to audits or other business analysis performed in the administration of this Loan Agreement. All such costs, fees and expenses referenced in this Section shall be part of the Liabilities payable by Borrowers to Lender upon demand and if not paid within 10 days of demand shall bear interest at the Default Rate until actually paid. Without limiting the generality of the foregoing, such costs and expenses shall include the reasonable fees, expenses and charges of attorneys, paralegals, accountants, investment bankers, appraisers, valuation and other specialists, experts, expert witnesses, auctioneers, court reporters, telegram, management consultants, telex and telefax charges, overnight delivery services, messenger services and expenses for travel, lodging and meals.
12.13 Binding Agreement; Governing Law. This Loan Agreement and the Other Agreements are submitted by Borrowers to Lender, for Lender’s acceptance or rejection thereof, at Lender’s office in Chicago, Illinois, as an offer by Borrowers to borrow monies from Lender and shall not be binding upon Lender or become effective until and unless accepted by Lender, in writing, at said place of business. THIS LOAN AGREEMENT AND THE OTHER AGREEMENTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND UNDER THE LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS INCLUDING, BUT NOT LIMITED TO, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING ILLINOIS’ CHOICE OF LAW PROVISIONS.

12.14 Notices. Any and all notices, demands, requests, consents, designations, waivers and other communications required or desired hereunder shall be in writing and shall be deemed effective upon personal delivery, upon confirmed facsimile transmission, upon receipted delivery by reputable overnight carrier, or three (3) days after mailing if mailed by registered or certified mail, return receipt requested, postage prepaid, to Borrowers or Lender at the following addresses or facsimile numbers or such other addresses and facsimile numbers as Borrowers or Lender may specify in like manner; provided, however, that notices of a change of address or facsimile number shall be effective only upon receipt thereof.

If to Borrowers, then to:	If to Lender, then to:

c/o Youbet.com, Inc.	National City Bank
5901 De Soto Avenue	One North Franklin, 20th Floor
Woodland Hills, California 91367	Chicago, Illinois 60606
Attention: James Burk	Attention: Mr. Brian F. Hewett
Facsimile No.: (818) 668-2179	Facsimile No.: (312) 384-4666

with a copy to:	With a copy to:

Kirkland & Ellis LLP	Thompson Coburn LLP
200 E. Randolph	55 East Monroe Street, 37th Floor
Chicago, IL 60601	Chicago, Illinois 60603
Attention: Amy Peters	Attention: Victor A. Des Laurier, Esq.
Facsimile No.: (312) 861-2200	Facsimile No.: (312) 782-1746
12.15 Release of Claims. Excepting only causes of action or claims for Lender’s willful misconduct, each Borrower hereby releases Lender from any and all causes of action or claims which Borrowers may now or hereafter have for any asserted loss or damage to any Borrower caused by or arising from: (A) any failure of Lender to protect, enforce or collect in whole or in part any of the Collateral; (B) Lender’s notification to any Account Debtor of Lender ’s security interest and lien in the Accounts and Special Collateral; (C) Lender directing any Account Debtor to pay any sums owing to any Borrower directly to Lender; and (D) any other act or omission to act on the part of Lender, its officers, agents or employees.
12.16 Capital Adequacy Charge. In the event that Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by Lender with any directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority does or shall have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender, in its sole discretion, to be material, then from time to time, after submission by Lender to Borrowers of a written demand therefor, Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. A certificate of Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to Lender, and the method by which such amounts were determined. In determining such amount, Lender may use any reasonable averaging and attribution method.
12.17 Headings. The captions contained in this Loan Agreement are inserted only as a matter of convenience and shall in no way define, limit or extend the scope or intent of this Loan Agreement or any provision of this Loan Agreement, and shall not affect the construction or interpretation of this Loan Agreement.

12.18 Maximum Interest . It is the intent of Borrowers and Lender that the rate of interest and the other charges of Borrowers under this Loan Agreement shall be lawful; therefore, if for any reason, the interest or other charges payable under this Loan Agreement are found by a court of competent jurisdiction to exceed the limit which Lender may lawfully charge Borrowers, then the obligation to pay interest and other charges shall automatically be reduced to such limits. If Borrowers have paid an amount in excess of such limit, then such amount shall be applied to reduce the principal portion of the Liabilities.
12.19 Construction. Any provision of this Loan Agreement which requires a party to perform any act shall be construed as requiring the party to perform the act or cause such act to be performed. Any provision of this Loan Agreement which requires a party to refrain from taking any act shall be construed as requiring the party to refrain from taking the act, to refrain from causing such act to be taken and to cause those under his/her control from taking the act. Wherever the term “including” is used, the same shall be deemed to mean, “including, but not limited to”. “Any” shall be deemed to mean “any and all ” whenever applicable. The singular shall be deemed to include the plural, and the plural shall be deemed to include the singular. The masculine pronoun shall be deemed to include the feminine and neuter pronouns, and vice versa. “Copies” means photostatic or other reproduced originals which accurately, truly, correctly and completely present the original of the document copied. References to “this Loan Agreement” shall mean this Loan Agreement as amended from time to time. For purposes of this Loan Agreement and the Other Agreements, an Event of Default shall be deemed continuing at all times from the occurrence thereof until waived in writing by Lender.
12.20 Revival of Liabilities. To the extent that Lender receives any payment on account of the Liabilities, or any proceeds of the Collateral are applied on account of the Liabilities, and any such payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Lender to any Borrower, its estate, trustee, receiver or any other party under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation, then, to the extent of such payment or proceeds received, the Liabilities shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender and applied on account of the Liabilities.
12.21 General Indemnity. In addition to the payment of expenses pursuant to Section 12.12, whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to jointly and severally indemnify, pay and hold Lender and its successors and assigns and the officers, directors, employees, agents, and affiliates of Lender and its successors and assigns (collectively the “Indemnitees”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee in any manner relating to or arising out of the Loan Documents or any other agreements executed and delivered by any Borrower or any guarantor of the Liabilities in connection herewith, the statements contained in any commitment or proposal letter delivered by Lender, Lender’s agreement to make the Loans or the use or intended use of the proceeds of any of the Loans hereunder (collectively the “Indemnified Liabilities”); provided that Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence, bad faith or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section shall survive satisfaction and payment of the Liabilities and termination of this Loan Agreement.

12.22 Environmental and Safety and Health Indemnity. Each Borrower hereby jointly and severally agrees to indemnify Lender and agrees to hold Lender and its predecessors and successors in interest, and its affiliates, employees, agents, directors and officers harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs, consulting fees, costs of investigation and reasonable attorneys’ fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to, or as a direct or indirect result of (A) the violation or alleged violation by Borrowers or any of their predecessors in interest of any Environmental Laws regarding past, present or future property or operations; (B) the presence on or under, or the release from, at or to, properties utilized by Borrowers and/or any predecessor in interest of any Hazardous Substances; (C) the existence of any unsafe or unhealthful condition on or at any premises utilized by Borrowers or any predecessor in interest in the past, present or future; (D) transport, treatment, recycling, storage, disposal, or release or threatened release, or arrangement therefor, to, at or from any facility owned or operated by another Person, of any Hazardous Substances generated by Borrowers or their predecessors in interest; (E) any remedial action or corrective action arising out of, related to, or in connection with any past, present or future property or operations of Borrowers or any of their predecessors in interest; (F) asbestos-containing material, in or at any past, present or future property of Borrowers or any of their predecessors in interest; (G) failure to comply with any representations, warranties, covenants, terms or conditions of this Loan Agreement that relate to Environmental Laws or Hazardous Substances; and (H) any environmental, health or safety investigation or review conducted by or on behalf of Lender in connection with this Loan Agreement; provided that Borrowers shall have no obligation to Lender hereunder with respect to any such liabilities arising from the gross negligence, bad faith or willful misconduct of Lender. The provisions of and undertakings and indemnification set out in this Section shall survive satisfaction and payment of the Liabilities and termination of this Loan Agreement and shall expressly cover time periods when Lender may have come into possession or control of any of the property of Borrowers at any time thereafter.
12.23 Other Amounts Deemed Loans. If Borrowers fail to pay any Charge or levy or to maintain insurance within the time permitted or required by this Loan Agreement, or to discharge any lien or encumbrance prohibited hereby, or to comply with any other Covenant, Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrowers, and to the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of Borrowers shall be deemed Liabilities due upon demand and shall bear interest at the Default Rate.
12.24 Completion of Loan Agreement and Other Agreements . Borrowers hereby authorize Lender to correct any patent errors set forth in this Loan Agreement and the Other Agreements and to complete all blanks in this Loan Agreement and the Other Agreements.
12.25 Further Assurances. Borrowers shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

12.26 Joint and Several Liability. All references to Borrowers shall mean Youbet, United Tote and Youbet Services, both individually and collectively, and jointly and severally, and all representations, warranties, duties, covenants, agreements and obligations of Borrowers shall be the individual and collective representations, warranties, duties, covenants, agreements and obligations of Youbet, United Tote and Youbet Services.
12.27 Disclosure of Information. Borrowers agree that Lender may provide any information Lender may have about Borrowers or about any matter relating to this Loan Agreement, the Other Agreements and all or any portion of the Liabilities to Lender’s subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this Loan Agreement, the Other Agreements and all or any portion of the Liabilities.
12.28 Patriot Act. Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies each Borrower, which information includes the name and address of each Borrower and such other information that will allow Lender to identify each Borrower in accordance with the Act. In addition, and without limiting the foregoing sentence, the Borrowers shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls a Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.
12.29 Merger Clause. This Loan Agreement constitutes the entire agreement between Lender and Borrowers with regard to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and assurances, whether verbal or written.
12.30 SERVICE OF PROCESS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWERS AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.
12.31 JURISDICTION; VENUE. BORROWERS AND LENDER IRREVOCABLY AGREE, AND HEREBY CONSENT AND SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, WITH REGARD TO ANY ACTIONS OR PROCEEDINGS ARISING FROM, RELATING TO OR IN CONNECTION WITH THE LIABILITIES, THIS LOAN AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL. BORROWERS HEREBY WAIVE ANY RIGHT BORROWERS MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION FILED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION.

12.32 JURY WAIVER. EACH BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG ALL OR ANY BORROWERS AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LOAN AGREEMENT OR ANY OF THE OTHER AGREEMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN AND IN THE OTHER AGREEMENTS. EACH BORROWER HEREBY REPRESENTS AND WARRANTS TO LENDER THAT IT HAS CONSULTED WITH AND BEEN COUNSELED BY COMPETENT COUNSEL CONCERNING THE WAIVER SET FORTH IN THIS SECTION AND HAS KNOWINGLY MADE SUCH WAIVER.
12.33 Counterparts. This Loan Agreement or any of the Other Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Loan Agreement or any of the Other Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Loan Agreement or any of such Other Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
[signature page follows]

IN WITNESS WHEREOF, Lender and Borrowers have caused this Loan Agreement to be executed and delivered by their duly authorized officers as of the date first set forth above.

National City Bank, a national banking association		Youbet.com, Inc. a Delaware corporation

By:	/s/ Brian F. Hewett Name: Brian F. Hewett	By:	/s/ James Burk Name: James Burk
	Title: Senior Vice President		Title: Chief Financial Officer

United Tote Company, a Montana corporation

		By:	/s/ James Burk Name: James Burk
Title: Chief Financial Officer

Youbet Services Corporation, a Delaware corporation

		By:	/s/ Michael D. Nelson Name: Michael D. Nelson
Title: Treasurer
[Signature Page to Loan and Security Agreement]

Schedule 1.1(A)
Permitted Liens

Original Date, File
Number and Filing
Borrower	Location	Secured Party	Collateral
United Tote Company	85138651 Filed 11/21/05 Montana Secretary of State	Dell Financial Services L.P.	All computer equipment and peripherals pursuant to Equipment Lease #006828459-004 dated 11/16/2005, including, including, without limitation, all substitutions, additions, accessions, etc. as more fully described therein.

United Tote Company	85373107 Filed 12/9/05 Montana Secretary of State	Dell Financial Services L.P.	All computer equipment and peripherals pursuant to Equipment Lease #6433050 dated 11/17/2005, including, without limitation, all substitutions, additions, accessions, etc. as more fully described therein.

United Tote Company	86636342 Filed 3/13/06 Montana Secretary of State	IBM Corporation	All the following equipment (all as more fully described on IBM Credit LLC Supplement(s) # 104264): IBM Equipment Type 4836 and all additions, attachments, accessories, etc. as more fully described therein.

United Tote Company	90573519 Filed 1/17/07 Montana Secretary of State	California First Leasing Corporation	All F4 Wagering Terminals described on the Addendum/Exhibit A thereto.

Original Date, File
Number and Filing
Borrower	Location	Secured Party	Collateral
United Tote Company	96362581 Filed 5/5/8 Montana Secretary of State	Winmark Capital Corporation	Any and all equipment now the subject of any lease agreement by and between the parties, including the equipment contained on Lease Agreement Number UN042808 as more fully described therein.

United Tote Company	96507390 Filed 5/15/08 Montana Secretary of State	Winmark Capital Corporation	IBM and Cisco Equipment attached thereto as Schedule A.

Youbet.com, Inc.	4349819 Filed 12/7/04 Delaware Secretary of State	Dell Financial Services, L.P.	All computer equipment and peripherals pursuant to the Master Lease Agreement #6427122 dated 7/16/2004 and all substitutions, additions, accessions, etc. as more fully described therein.

Youbet.com, Inc.	63812245 Filed 11/1/06 Delaware Secretary of State	Comerica Bank	All rights, title and interest in Debtor’s securities accounts maintained with Comerica Institutional Trust Department including account number 1085011230 and all Debtor’s investment property contained therein including all securities, financial assets, instruments or other property held or maintained in the security account together with all interest, dividends, increases, profits, etc. as more fully described therein.

Original Date, File
Number and Filing
Borrower	Location	Secured Party	Collateral
Youbet.com, Inc.	20082863882 Filed 8/15/08 Delaware Secretary of State	De Lage Landen Financial Services, Inc.	Computer Equipment described on Attachment A thereto, including all additions, attachments, accessions, substitutions, replacements and proceeds of such collateral.

United Tote Company	DN20080526651 Filed 4/11/08 Jefferson County (Kentucky)	Commonwealth of Kentucky	All of the debtor’s interest in property, either real or personal, tangible or intangible, now owned or subsequently acquired.

1	Borrowers are obligated to have this lien released pursuant to the Post Closing Agreement dated as of the date hereof.

Schedule 1.1(B)
Permitted Indebtedness
1.	The following letters of credit:

Beneficiary	Expiration	Extensions	Amount

California Horse Racing Board	2/22/07	Auto	$500,000
Oregon Racing Commission	8/4/07	Auto	$250,000
Oregon Racing Commission	4/30/07	Auto	$50,000
Washington Horse Racing Commission	6/30/07	Auto	$75,000
2.	Real property lease entered into with Ronald G. Cox, Trustee of the R.G. Cox Revocable Trust dated as of March 11, 2000, with respect to 5901 De Soto Avenue, Woodland Hills, California.

3.	Real property lease entered into with Ruffin Road Business Park, Ltd. dated as of May 19, 1993 with respect to 3949 Ruffin Road, Suite B., San Diego, California.

4.	Real property lease entered into with West Feliciana Properties, LLC dated as of October 31, 2005 with respect to 7820 NE Holman St., Suite B1, Portland, Oregon.

5.	Real property lease entered into with RGBP, Limited Partnership dated as of October 16, 2006 with respect to 2724 River Green Circle, Louisville, Kentucky.

6.	Real property lease entered into with NAP of the Americas, Inc. dated as of December 12, 2006 with respect to NAP of the Americas, 50 NE 8th Street, Miami, Florida.

7.	The following leases with Dell Financial Services, L.P.:

	Commencement	Remaining Balance
Lease	Date	(in dollars)
Dell 526	4/15/2006	12,364.26
Dell 528	5/15/2006	18,001.65
Dell 531	6/15/2006	3,244.66
Dell 533	9/15/2006	17,363.25
Dell 535	12/15/2006	30,669.31
Dell 538	3/15/2007	96,739.56
Dell 540	3/15/2008	105,274.79
Dell 542	3/15/2008	23,577.12
Dell 543	3/15/2008	53,118.92
Dell 548	12/15/2008	70,000.00
Dell 549	12/1/2008	92,090.88
Dell 546	12/1/2008	30,852.00
Dell 544	12/15/2007	272,207.00
Dell 536	1/15/2007	88,502.00
Dell 537	3/15/2007	20,895.00
De Lage 1	8/18/2008	261,310.00

Schedule 1.1(C)
Permitted Investments
Schedule 9.1(Q) is incorporated herein by reference.

Schedule 4.1
Commercial Tort Claims
None.

Schedule 4.2
Borrowers’ Information

		ORGANIZATIONAL
		IDENTIFICATION
LEGAL NAME	STATE OF ORGANIZATION	NUMBER
Youbet.com, Inc.	Delaware	2560781
United Tote Company	Montana	D041983
Youbet Services Corporation	Delaware	4618031

Schedule 4.4
Chief Executive Office And Collateral Locations
I.	Youbet.com, Inc.

Chief Executive Office: 5901 De Soto Avenue, Woodland Hills, California 91367

Other Collateral Locations: 7820 NE Holman St. Suite B1, Portland, OR 97218 NAP of the Americas, 50 NE 8th Street, Miami, FL 33132-1715

II.	United Tote Company

Chief Executive Office: 5901 De Soto Avenue, Woodland Hills, California 91367

Other Collateral Locations: 2724 River Green Circle, Louisville, KY 40206 3949 Ruffin Rd. Suite B, San Diego, CA 92123

See attached list of additional locations where collateral of United Tote Company is located.

II.	Youbet Services Corporation

Chief Executive Office: 5901 De Soto Avenue, Woodland Hills, California 91367

Additional Collateral Locations for United Tote Company
UNITED TOTE@BELMONT PARK—0538, 2150 Hempstead Turnpike DOCK 1, ELMONT, NY, 11003
Brown Forman, PO Box 1080, Louisville, KY, 40201-1080
UNITED TOTE CO — 2617, 393A BEDINGTON BLVD, CHAMBERSBURG, PA, 17201
4201 VERSAILLES ROAD, , LEXINGTON, KY, 40592-1690
4500 DAN PATCH CIRCLE, , ANDERSON, IN, 46013
1001 HARRAH’S BLVD, , CHESTER, PA, 19013
14 RUTH STREET, P O BOX 509, NICHOLS, NY, 13812
dba HOLLYWOOD SLOTS HOTEL & RCY, 500 MAIN STREET, BANGOR, ME, 04401
2384 W RIVER ROAD, P O BOX 509, NICHOLS, NY, 13812
P O BOX 8, , FLORENCE, KY, 41022
HIGHWAY 41 NORTH, PO BOX 33, HENDERSON, KY, 42419-0033
1131 N DUPONT HWY, P O BOX 1412, DOVER, DE, 19903
PO Box 2968, , Evanston, WY, 82931
1200 FUTURITY DRIVE, , SUNLAND PARK, NM, 88063
2701 S 23RD STREET, , COUNCIL BLUFFS, IA, 51501
1 SOUTH STONE STREET, ACCOUNTS PAYABLE, WHEELING, WV, 26003-2099
5700 TELEGRAPH ROAD, , TOLEDO, OH, 43612
733 CENTRAL AVE, , ALBANY, NY, 12206
PO BOX 306, , BELMONT, NH, 03220
PO BOX 25250, 5857 ROUTE 96, FARMINGTON, NY, 14425
INTERSTATE 59, EXIT 45, , EUTAW, AL, 35462
164 THUNDER ROAD, , PRESSTONBURG, KY, 41653
P O BOX 179, , TAHLEQUAH, OK, 74465-0179
c/o ARAPAHOE PARK—0127, 26000 E QUINCY AVE, AURORA, CO, 80016
PO BOX 23088, 1550 N.INGRAM BLVD., WEST MEMPHIS, AR, 72303
C/O: MAINE OTB HUB, 729 MAIN STREET, LEWISTON, ME, 04240
1800 SW 3RD STRET, , POMPANO BEACH, FL, 33069
6968 US HIGHWAY 129 SOUTH, , JASPER, FL, 32052
1000 LONE STAR PARKWAY, , GRAND PRAIRIE, TX, 75050
1800 STATE FAIR PARK DR, , LINCOLN, NE, 685508
UNITED TOTE CO—0321, 832 MARTIN LUTHER KING BLVD, CHARENTON, LA, 70523
#5 HERBERT PLAZA, , BIRDROCK, ST KITTS,
THE SPORTS CENTER AmWest Ent, UNITED TOTE CO—2669, NORTH SIOUX CITY, SD, 57049
700 ELLICOTT STREET, , BATAVIA, NY, 14020-3797
PO BOX 141309, , AUSTIN, TX, 78714
301 E Dania Beach Blvd, , Dania, FL, 33004
PO BOX 50036, , BILLINGS, MT, 59105
CRYSTAL PALACE RESORT & CASINO, WEST BAY STREET at CABLE BEACH, NASSAU, NEW
PROVIDENCE,
P O BOX 140099, , BOISE, ID, 83714
1 PRAIRIE MEADOW DRIVE, , ALTOONA, IA, 50009
P O BOX 2449, , OPELOUSAS, LA, 70571
UNITED TOTE CO—0698, 5403 FM 2004, LA MARQUE, TX, 77562
1000 JOHN ROGERS DR, , BIRMINGHAM, AL, 35210

CLARKSVILLE OTB—2244, 650 EASTERN BLVD, CLARKSVILLE, IN, 47129
3801 E WASHINGTON STREET, , PHOENIX, AZ, 85034-1796
GREYHOUND PARK DRIVE, , DUBUQUE, IA, 52001
P O BOX 348, 607 SOUTH VETERANS STREET, FLANDREAU, SD, 57028
1100 N WICKMAN RD, , MELBOURNE, FL, 32935-8941
P O BOX 804, , PRESQUE ISLE, ME, 04769
2717 DELTA DOWNS DRIVE, VINTON, LA, 70668
P O BOX 551, FLOWER SPRING ROAD, CHARLES TOWN, WV, 25414
2724 RIVER GREEN CIRCLE, , LOUISVILLE, KY, 40206
301 WASHINGTON, PLAINVILLE, MA, 02762
960 SOUTH WILLIAMSON BLVD, , DAYTONA BEACH, FL, 32114
1600 EAST GENEVA STREET, , DELAVAN, WI, 53115
1200 RED MILE ROAD, , LEXINGTON, KY, 40504
PO BOX 27, ROUTE 119, HINSDALE, NH, 03451
530 FAIR DRIVE, , FREDERICKSBURG, TX, 78624
PO BOX 405, , FRANKLIN, KY, 42135
UNITED TOTE CO—0153, 15 W RIDER RD, HARRINGTON, DE, 19952
3380 PARIS PIKE, , LEXINGTON, KY, 40511
PO BOX 4735, , TULSA, OK, 74159
UNITED TOTE CO-0038, 2551 W APACHE TRAIL, APACHE JUNCTION, AZ, 85220-5204
PO BOX 88, , LOVELAND, CO, 80539
UNITED TOTE CO—0327, 203 BLANCHARD RD, CUMBERLAND, ME, 04021
120 N JEFFERSON, P O BOX 228, EUREKA, KS, 67045
2601 SOUTH THIRD AVENUE, , TUCSON, AZ, 85713
2701 E. GENESEE ST, , SAGINAW, MI, 48601
150 ADMIRAL KALBFUS ROAD, , NEWPORT, RI, 02840
GREGORY PARK, PO BOX 8, ST. CATHARINE, JAMAICA,
FAIRGROUNDS, , BLACKFOOT, ID, 83221
#669 DUGU-DONG, KUMJUNG-GU, KOREA, BUSAN METROPOLITAN CITY, ,
150 DOWNS DRIVE, , PADUCAH, KY, 42001
C/O BIRMINGHAM RACE COURSE, 1000 JOHN ROGERS DRIVE, BIRMINGHAM, AL, 35210
PO BOX 1305, NUMBER 118, BRUNSWICK, ME, 04011
5 BOWAN CRESCENT, EPO BOX 1843R, MELBOURNE, VICTORIA, 3004
ATTN: ACCOUNTING DEPT, PO BOX 236, WORLEY, ID, 83876
PO BOX 6662, 1500 S. OAK, KENNEWICK, WA, 99336
P O BOX 65132, , TUCSON, AZ, 85728
FAIRGROUNDS, , SHELBY, MT, 59474
FAIRGROUNDS, , MILES CITY, MT, 59301
FAIRGROUNDS, , SKOWHEGAN, ME, 04976
9TH & ORCHARD, , WALLA WALLA, WA, 99362
8315 PARK ROAD, , BATAVIA, NY, 14020
123 PINE STREET, , TRINIDAD, CO, 81082
1101 SOUTH AVENUE, , MISSOULA, MT, 59801

Schedule 4.11
Real Property Owned By Borrowers
None.

Schedule 9.1(F)
Litigation
Paul Ficarro, et al. v. Joseph J. Tracy, et al., In the Court of Common Please of York County, Pennsylvania, Case No. 2006 SU 1482-Y01
In December 2006, United Tote Company was served with a Complaint filed by six current or former employees. The Complaint also named as Defendants the entity from which United Tote’s parent company purchased United Tote, as well as two individuals, each of which was a former owner and executive of United Tote, and one of which remained an employee of United Tote. The Complaint, as amended, asserts seven counts, including the following two against United Tote: (i) Breach of Express Contract, and (ii) Pennsylvania Wage Payment and Collection Law. United Tote has filed an Answer, and the case is in the initial stages of discovery. The following individuals have had their depositions taken: Greg Cline, Ken Vlazny, Vic Gallo, Chuck Champion, and Brendan Burgess.

Schedule 9.1(O)
Change of Name, State of Formation, Identity, Corporate Structure or
Chief Executive Office
1.	Formation of Youbet Nevada, Inc.

2.	Acquisition and sale of Bruen Productions International, Inc.

3.	Youbet.com, Inc. formed UT Gaming Inc., which purchased United Tote Company in 2006

4.	Formation of Youbet Services Corporation

5.	United Tote moved its chief executive office from Glenn Rock, Pennsylvania, to its current location.

Schedule 9.1(Q)
Borrowers And Their Subsidiaries’ Corporate Information

				Percentage of
		Number of Equity	Number of Authorized	Outstanding Equity
Owner(s)	Entity	Interests Held	Equity Interests	Interests Held
Various	Youbet.com, Inc.	41,519,024 shares of common stock	100,000,000 shares of common stock
			1,000,000 shares of preferred stock	N/A
Youbet.com, Inc.	Youbet Oregon, Inc.	100 shares of common stock	100 shares of common stock	100%
Youbet.com, Inc.	UT Gaming, Inc.	100 shares of common stock	100 shares of common stock	100%
Youbet.com, Inc.	IRG US Holdings Corp.	10 shares of common stock	100 shares of common stock	100%

				Percentage of
		Number of Equity	Number of Authorized	Outstanding Equity
Owner(s)	Entity	Interests Held	Equity Interests	Interests Held
UT Gaming, Inc.	United Tote Company	1,000 shares of common stock	10,000 shares of common stock	100%
United Tote Company	United Tote Canada, Inc.	87,500 shares of common stock	87,500 shares of common stock	100%
		356,300 class B shares	356,300 class B shares	100%
United Tote Company	IWPSystems, LLC	N/A	N/A	100%
IRG US Holdings Corp.	IRG Services, Inc.	1,500 shares of common stock	2,500 shares of common stock	100%
IRG US Holdings Corp.	IRG Holdings Curacao, N.V.	6,300 class A shares	6,300 class A shares	100%
		700 class B shares	700 class B shares	100%
IRG Holdings Curacao, N.V.	International Racing Group N.V.	6,000 shares	30,000 shares	100%
Youbet.com, Inc.	Youbet Services Corporation	100 shares of common stock	100 shares of common stock	100%
Options to purchase, rights or warrants to obligations convertible into, or any powers of attorney relating to, shares of the Borrowers
Options outstanding under the Equity Incentive Plan.
Agreements or instruments binding upon any Borrower’s shareholders relating to the ownership of its shares of such Borrower
None (to the actual knowledge of the Borrowers).
Corporate and Joint Venture Affiliates
None.

Schedule 9.1(S)
Labor Relations
Local Union No. 3, International Brotherhood of Electrical Workers, AFL-CIO — Collective Bargaining Agreement — this contract has terminated, but is being renegotiated.